                              AMENDED AND RESTATED



                      LIMITED LIABILITY COMPANY AGREEMENT



                                       OF



                             AGUAYTIA  ENERGY, LLC







                               November 30, 1995
                               (Aguaytia Project)

                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              AGUAYTIA ENERGY, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


                               TABLE OF CONTENTS

                                                             ARTICLE 1
                                                            DEFINITIONS


                                                             ARTICLE 2
                                                      ORGANIZATIONAL MATTERS

2.1      FORMATION AND CONTINUATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.2      NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.3      REGISTERED OFFICE, REGISTERED AGENT, PRINCIPAL OFFICE, OTHER OFFICES . . . . . . . . . . . . . . . . . . . . . 2
2.4      PURPOSES AND BUSINESS; POWERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.5      FOREIGN QUALIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.6      TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.7      NO POWER TO BIND COMPANY OR OTHER MEMBERS; NO PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . 3
2.8      GENERAL COVENANT REGARDING DEVELOPMENT OF PROJECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
2.9      AGREEMENT REGARDING ASSOCIATION BETWEEN MAPLE PERU AND LIMITADA  . . . . . . . . . . . . . . . . . . . . . . . 4


                                                             ARTICLE 3
                                                    MATTERS RELATING TO MEMBERS


3.1      ADMISSION OF MEMBERS, SPECIAL PURPOSE REQUIREMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
3.2      MAPLE OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
3.3      ISSUANCE OF ADDITIONAL UNITS OR OTHER SECURITIES; PREEMPTIVE  RIGHTS; FUNDING OF COST
         OVERRUNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
3.4      RESIGNATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
3.5      INFORMATION; CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
3.6      LIABILITY TO THIRD PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
3.7      EXPULSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


                                                             ARTICLE 4
                                                       CAPITAL CONTRIBUTIONS
                                                       AND RELATED MATTERS;
                                                      FINANCING ARRANGEMENTS


4.1      INITIAL CONTRIBUTIONS AND INITIAL ISSUANCE OF UNITS, USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . .  10
4.2      SUBSEQUENT CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4.3      TIMING OF SUBSEQUENT CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
4.4      CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
4.5      FAILURE TO FUND CLOSING DATE CAPITAL CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
4.6      FAILURE OF CLOSING TO OCCUR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
4.7      RETURN OF CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.8      CAPITAL ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.9      FINANCING ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
4.10     AGREEMENT REGARDING CERTAIN TRANSMISSION FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


                                                             ARTICLE 5
                                                   ALLOCATIONS AND DISTRIBUTIONS


5.1      DISTRIBUTIONS OF NET CASH FLOW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
5.2      DISTRIBUTIONS OF NET CAPITAL PROCEEDS ATTRIBUTABLE TO PROJECT FINANCING TRANSACTION  . . . . . . . . . . . .  23
5.3      DISTRIBUTIONS ON DISSOLUTION AND WINDING UP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.4      ALLOCATIONS OF PROFIT AND LOSS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.5      ALLOCATIONS FOR U.S. TAX PURPOSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
5.6      WITHHOLDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
5.7      VARYING INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


                                                             ARTICLE 6
                                               MANAGEMENT AND OPERATION OF BUSINESS


6.1      MANAGEMENT COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.2      MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.3      NATURE OF THE RELATIONSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
6.4      DEADLOCK RESOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                                             ARTICLE 7
                                                          INDEMNIFICATION


7.1      RIGHT TO INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.2      ADVANCE PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.3      INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
7.4      NONEXCLUSIVITY OF RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
7.5      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


                                                             ARTICLE 8
                                                               TAXES


8.1      TAX RETURNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
8.2      TAX ELECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                             ARTICLE 9
                                                 DISPOSITION OF COMPANY INTERESTS

9.1      DISPOSITIONS AND ENCUMBRANCES OF COMPANY INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
9.2      DISPOSITIONS OF INTERESTS IN A MEMBER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


                                                            ARTICLE 10
                                                           BUYOUT OPTION


10.1     BUYOUT EVENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
10.2     PROCEDURE FOR MEMBER-RELATED BUYOUT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
10.3     PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
10.4     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
10.5     RELATIONSHIP OF BUY-OUT, DISSOLUTION AND DISPOSITION PROVISIONS  . . . . . . . . . . . . . . . . . . . . . .  41


                                                            ARTICLE 11
                                                            ARBITRATION


11.1     SUBMISSION OF DISPUTES TO ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
11.2     SELECTION OF ARBITRATOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
11.3     CONDUCT OF ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
11.4     EXCLUSIVITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


                                                            ARTICLE 12
                                              DISSOLUTION, WINDING UP AND TERMINATION


12.1     DISSOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
12.2     WINDING UP AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
12.3     DEFICIT CAPITAL ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
12.4     CERTIFICATE OF CANCELLATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


                                                            ARTICLE 13
                                            BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS


13.1     MAINTENANCE OF BOOKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.2     REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
13.3     ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


                                                            ARTICLE 14
                                                        GENERAL PROVISIONS


14.1     OFFSET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
14.2     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
14.3     ENTIRE AGREEMENT; SUPERSEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
14.4     EFFECT OF WAIVER OR CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

14.5     AMENDMENT OR RESTATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
14.6     BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES; REMEDIES NOT EXCLUSIVE  . . . . . . . . . . . . . . . . . . .   48
14.7     GOVERNING LAW; SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.8     FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.9     WAIVER OF CERTAIN RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.10    LANGUAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.11    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.12    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.13    DIRECTLY OR INDIRECTLY; WITHOUT LIMITATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
14.14    REFERENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
14.15    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
14.16    OBSERVANCE OF LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
14.17    DISCLOSURE OF INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
14.18    COMMUNICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
14.19    SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

LIST OF EXHIBITS:

Attachment I              -       Defined Terms
Exhibit A                 -       Initial Members
Exhibit 2.8(a)            -       Summary Plans and Specifications for Project
Exhibit 2.8(b)            -       Capital and Operating Budgets
Exhibit 4.1 (b)           -       Items Callable as Advanced Amounts
Exhibit 4.1 (d)           -       Form of Guaranty Letter
Exhibit 4.2               -       Form of Maple Assignment Agreement
Exhibit 4.4(b)            -       Certain Permits
Exhibit 4.4(j)-l          -       Letter of Intent for Gas Project EPC Agreement
Exhibit 4.4(j)-2          -       Form of Power Plant EPC Agreement
Exhibit 4.4(j)-3          -       Letter of Intent for Transmission Facilities EPC Agreement
Exhibit 4.4(j)-4          -       Term Sheet for Gas Project O&M Agreement
Exhibit 4.4(j)-5          -       Term Sheet for Administrative Services Agreement
Exhibit 4.4(j)-6          -       Term Sheet for Natural Gasolines Purchase Agreement
Exhibit 4.4(k)            -       Amendments to License
Exhibit 4.4(q)            -       Tenn Sheet for TCW Financing
Exhibit 6.3(b)(ii)        -       Description of Ucayali Basin
Exhibit 14.15(a)(iv)      -       Litigation

                            AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT
                                     OF
                            AGUAYTIA ENERGY, LLC

    This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AGUAYTIA ENERGY, LLC. (this "Agreement") is made and entered into as of November 30, 1995, by and among The Maple Gas Corporation del Peru Ltd., a British Virgin Islands corporation ("Maple"), The Maple Gas Corporation, a Delaware corporation ("Organizational Member"), P.I.D.C. Aguaytia, L.L.C., a Delaware limited liability company ("Panhandle"), EPED Aguaytia Company, a Cayman Islands company ("El Paso"), IGC Aguaytia Partners, L.L.C., a Cayman Islands limited liability company ("Illinova"), Scudder Latin American Power I-P L.D.C., a Cayman Islands limited duration company ("Scudder"), and PMDC Aguaytia, Ltd., a Cayman Islands limited life company ("PMDC").

                                    RECITALS

    The Maple Gas Corporation del Peru, Sucursal Peruana, a Peruvian branch of Maple ("Maple Peru"), is "Contractor", under that certain License Contract for the Exploitation of Hydrocarbons for Block 31-C dated March 30, 1994, among Maple Peru, PeruPetro S.A., Maple Resources Corporation and The Central Reserve Bank of Peru (the "License").

    Maple desires to cause Maple Peru to contribute its rights and obligations under the License to an entity indirectly owned and controlled by Maple, Panhandle, El Paso, Illinova, Scudder and PMDC, and such parties desire to cause such entity to, directly or indirectly, develop, construct, own, manage, maintain and operate a project consisting of (i) the development of the Aguaytia Gas Field located near Aguaytia, Peru, pursuant to the rights granted to the "Contractor" under the License, which rights include the right to all natural gas, natural gas liquids ("NGL") and other hydrocarbons produced from the geographic area covered by the License, the drilling of additional gas wells in such field in furtherance of such development efforts and the use, reinjection or marketing of any natural gas, NGL and other hydrocarbons produced as a result of such development efforts, (ii) the construction, ownership and operation of certain gas processing facilities, approximately 224 km of gas pipeline and 105 km of NGL pipelines and certain NGL fractionation, storage and barging facilities, and (iii) the construction, ownership and operation of a gas-fired thermoelectric power plant with a net output of over 140 megawatts (at base load conditions), as well as related electric substations, and approximately 398 km of transmission facilities (such project, as described in greater detail herein, in Exhibit 2.8(a) and in the License, being herein referred to as the "Project, " and the portion of such Project described in clauses (i) and (ii) being herein referred to as the "Gas Project " andin clause (iii) as the "Power Project").

    In anticipation of such joint development and pursuant to that certain Limited Liability Company Agreement dated October 30, 1995, between Maple and the Organizational Member (the "Original L.L.C Agreement"), Maple and the Organizational Member formed a limited liability company known as "Aguaytia Energy, L.L.C." (such limited liability company being herein referred to as the "Company") by filing a Certificate of Formation (as amended, supplemented or restated from time to time, "Certificate of Formation") under and pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the "Act").

    Maple and the Organizational Member, together with each of Panhandle, El Paso, Illinova, Scudder and PMDC, desire to amend and restate the Original L.L.C. Agreement in its entirety and continue the Company as a Delaware limited liability company subject to and in accordance with the provisions of this Agreement.

                                   AGREEMENT

    NOW, THEREFORE, FOR AND IN CONSIDERATION OF the mutual covenants, rights and obligations set forth herein, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which each party hereto acknowledges and confesses, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Each capitalized term used herein shall have the meaning given such term in Attachment 1.

                                   ARTICLE 2
                             ORGANIZATIONAL MATTERS

    2.1 FORMATION AND CONTINUATION. Maple, the Organizational Member, Panhandle, El Paso, Illinova, Scudder and PMDC hereby amend and restate the Original L.L.C. Agreement in its entirety, and subject to the provisions of this Agreement, hereby continue the Company as a limited liability company pursuant to the provisions of the Act.

    2.2 NAME. The name of the Company is "Aguaytia Energy, LLC" and all Company business shall be conducted in such name or such other name or names that comply with applicable law and as the Management Committee may designate from time to time.

    2.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Management Committee may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate of Formation or such other Person or Persons as the Management Committee may designate from time to time in the manner provided by law. The principal office of the Company shall be located in Lima, Peru or at such other location outside the United States as the Management Committee may designate from time to time. The Company may not have an office (other than its registered office as provided in the Certificate of Formation) that is located in the United States.

     2.4 PURPOSES AND BUSINESS; POWERS. (a) The purpose and nature of the business to be conducted by the Company shall be to (i) directly or through one or more Entities, invest in, own and dispose of interests in the Project and acquire, construct, own, operate and/or manage assets and facilities in connection therewith, provided that the natural gas produced in connection with the Gas Project shall, unless the Management Committee otherwise directs, at all times be used predominantly in connection with the Power Project, (ii) engage directly in, or enter into or form any corporation, limited liability company, partnership, joint venture or other arrangement to engage indirectly in, any other business activity that is approved by unanimous vote of the Management Committee and that may lawfully be conducted by a limited liability company formed under the Act, and (iii) in connection with the business activities described in clauses (i) and (ii) immediately preceding, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activities.

    (b) The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 2.4(a) and for the protection and benefit of the Company; provided, that the Company shall not engage in any activities that would cause it to be treated as engaged in the conduct of a trade or business within the United States within the meaning of Section 864 of the Code.

    2.5 FOREIGN QUALIFICATION. (a) Prior to the Company conducting business in any jurisdiction, the Management Committee shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction.

    (b) With respect to the business to be conducted by the Company that relates to the Project, the Management Committee shall cause the Company to conduct such business through a Sociedad Comercial de Responsibilidad Limitada to be formed under the laws of Peru and to be known as Aguaytia Energy del Peru S.R. Ltda. (such entity being herein referred to as the "Limitada").

    (c) Each Member shall, upon the request of the Management Committee, execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to establish and maintain the Limitada and to qualify, or, as appropriate, to continue or terminate the qualification of, the Company as a company having limited liability in all jurisdictions in which the Company may conduct business.

    2.6 TERM. The Company commenced on the filing of the Certificate of Formation in accordance with the Act and shall continue in existence until the close of Company business on December 31, 2045, or until the earlier termination of the Company in accordance with the terms of this Agreement.

    2.7  NO POWER TO BIND COMPANY OR OTHER MEMBERS; NO PARTNERSHIP. (a) A
Member or Affiliate of a   Member may not take any action purporting to bind
the Company, any other Member, or its Affiliates, except as provided in this Agreement or the Project Agreements. All actions undertaken by the Members and their Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Company assumes those obligations by executing Project Agreements or other documents in accordance with this Agreement. By virtue of its execution of this Agreement and participation in the Project as the owner of a Company Interest, none of the Members is an agent, employee, contractor, vendor, representative, or partner of any other Member or its Affiliates, and a Member may not hold itself out as such; provided, however, that Members and their Affiliates may be parties to Project Agreements.

    (b) The Members intend that the Company not be a partnership, limited partnership or joint venture and that, by virtue of its execution of this Agreement and participation in the Project as the owner of a Company Interest, no Member shall be a partner or joint venturer of any other Member for any purposes other than United States federal, state and local income tax purposes, and this Agreement shall not be deemed or construed to suggest otherwise.

    2.8 GENERAL COVENANT REGARDING DEVELOPMENT OF PROJECT. On and subject to the terms set forth in this Agreement and the other Project Agreements, the Members shall reasonably cooperate with one another fully and in good faith to facilitate the development, construction and operation of the Project in accordance with (a) the summary plans and specifications attached hereto as
Exhibit 2.8(a), as same may be amended or modified from time to time by the Management Committee and (b) the capital and operating budgets attached hereto as Exhibit 2.8(b), as same may be amended or modified from time to time by the Management Committee (the capital budget in effect from time to time being herein referred to as the "Capital Budget," the operating budget in effect from time to time being herein referred to the "Operating Budget" and the Capital Budget and the Operating Budget being herein collectively referred to as the "Budget").

    2.9 AGREEMENT REGARDING ASSOCIATION BETWEEN MAPLE PERU AND LIMITADA. The Members further acknowledge that, in order to facilitate the qualification of the Limitada under the General Hydrocarbons Law of Peru and any regulations relating thereto, the Limitada and Maple Peru will enter into an "association" under Peruvian Law, which "association" relationship will entitle Maple Peru to certain rights and benefits in respect of the License and exposes it to joint and several liability for liabilities and obligations of the "Contractor" under the License. The Members desire hereunder to enter into such agreements as may be necessary to (a) vest in the Management Committee control over any rights of Maple Peru with respect to the License that arise by virtue of such "association" relationship, (b) reduce the amount of any economic benefits to be received by Maple hereunder in respect of its Company Interest by the amount of any economic benefits derived by Maple Peru by virtue of such" association" relationship and (c) without limiting or affecting Maple Peru's obligations under the Gas Project O&M Agreement or the Administrative Services Agreement, cause the Company to reimburse Maple, Maple Peru or Maple Resources Corporation, as applicable, for any liabilities and obligations of the "Contractor" under the License that are required to be paid by such Person as a result of such "association" relationship (such reimbursement obligation to be net of any tax benefits received by such Person as a result of the making by such Person of such payments). Accordingly, the Members agree as follows:

         (i) with respect to any ownership rights in and to the License that Maple or Maple Peru is entitled by virtue of such "association" relationship, Maple shall, and shall at all times cause Maple Peru to, refrain from taking any action with respect thereto, unless and until directed to do so by the Management Committee (at which time Maple shall, and shall cause Maple Peru to, promptly follow and comply with any such directions);

         (ii) to the extent Maple or Maple Peru receives any distributions or is allocated any income, gain, loss, deduction or credit by virtue of such "association" relationship, the amount of distributions and allocations of income, gain, loss, deduction and credit to which Maple is entitled in respect of its Company Interest hereunder shall be adjusted as necessary to cause the overall economic effect to Maple and Maple Peru of distributions, and allocations of income, gain, loss, deduction and credit, made to Maple with respect to its Company Interest, and Maple Peru by virtue of such "association" relationship, to be equivalent to the amount of distributions, and allocations of income, gain, loss deduction and credit, that Maple would have been entitled to if such "association" relationship between Maple Peru and the Limitada did not exist; and

         (iii) if as a result of its "association" relationship with the Limitada Maple, Maple Peru or Maple Resources Corporation (as corporate guarantor under the License) is required to pay any liabilities or obligations of the "Contractor" under the License (other than liabilities and obligations for which it is responsible under the Gas Project O&M Agreement or the Administrative Services Agreement), the Members agree to cause the Company to reimburse Maple, Maple Peru or Maple Resources Corporation, as applicable, for any amounts so paid (such reimbursement obligation to be net of any tax benefits received by such Person as a result of the making by such Person of such payments).

The Members agree to take such further actions as may be necessary to give full effect to the terms and provisions of this Section 2.9; provided, however, that nothing in this Section 2.9 shall be construed as imposing an obligation on any Member to make any Capital Contributions over and above those it is required to make pursuant to Sections 4.1 and 4.2. In addition, prior to or promptly following the Commencement of Commercial Operations, the Members agree to determine the feasibility of having the Limitada qualify under the General Hydrocarbons Law of Peru and any regulations thereunder without relying on such "association" with Maple Peru, and if same is determined to be feasible, to cause the Company to effect such qualification.

                                   ARTICLE 3
                          MATTERS RELATING TO MEMBERS

    3.1 ADMISSION OF MEMBERS; SPECIAL PURPOSE REQUIREMENT. (a) Each of Panhandle, El Paso and Illinova is hereby admitted to the Company as a Member, and Maple's status as a Member is hereby confirmed and continued, in each case effective contemporaneously with the execution by such Person of this Agreement. Each of Scudder and PMDC shall be admitted to the Company as a Member effective immediately upon the occurrence of (i) the receipt by such Person of Board Approval, (ii) the making by such Person of the Capital Contributions required of it pursuant to the first sentence of Section 4.1(a) and (iii) the furnishing by such Person to the Management Committee of (A) in the case of PMDC, its Guaranty Letter and (B) in the case of Scudder, a legal opinion from the law firm of Winthrop, Stimson, Putnam & Roberts addressed to the Company and containing such opinions as may be reasonably required by the Management Committee in order for the Management Committee to conclude that upon the receipt by Scudder of Board Approval, the members of Scudder will be obligated to provide funds to Scudder sufficient to permit Scudder to satisfy its Capital Contribution obligations hereunder, subject only to such restrictions and conditions as may be reasonably acceptable to the

Management Committee (such legal opinion being herein referred to as the "Scudder Legal Opinion"). Except for the right to be admitted to the Company as a Member in accordance with the immediately preceding sentence and, in connection therewith, the right to receive Units as provided in the last sentence of Section 4.1(a), neither Scudder nor PMDC shall, by virtue of its execution of this Agreement, be entitled to any of the rights of a Member hereunder or any other rights and benefits expressly granted to such Person hereunder, unless and until it shall have been admitted to the Company as a Member in accordance with the terms of the immediately preceding sentence; it being agreed that in the event Scudder or PMDC, as applicable, is not so admitted on or before 5 p.m. Central Standard Time on December 7, 1995, in the case of Scudder, and December 8, 1995, in the case of PMDC, such Person shall have no further rights or obligations whatsoever under this Agreement. In addition, effective contemporaneously with the execution of this Agreement by the Organizational Member, the Organizational Member shall be deemed to have resigned from the Company and shall not be entitled to any distribution in connection therewith.

    (b) Except as set forth in Section 3.1(a), no Person shall be admitted to the Company as a Member without the prior written consent of the Management Committee and, in connection with a Disposition, compliance with the provisions of Section 9.1(b). In addition, only Entities may be admitted to the Company as a Member.

    (c) Unless the Management Committee agrees otherwise, each Member will not engage at any time in any business activities other than (i) the ownership of its Company Interest or the conduct of activities reasonably related thereto or otherwise contemplated hereunder, it being agreed that the incurrence by a Member of indebtedness for borrowed money shall be deemed not to be "reasonably related" to the ownership by such Member of its Company Interest or "otherwise contemplated hereunder" unless such indebtedness was incurred for the sole purpose of funding such Member's Capital Contribution obligations hereunder and the repayment in full of such indebtedness is supported by a Qualifying Security Arrangement or (ii) the ownership of limited liability equity interests (i.e., equity interests such as limited partnership interests or limited liability company interests wherein the owner of such interest is not generally liable for the debts and other obligations of the Entity that issues such equity interest) in Entities that have no indebtedness for borrowed money the repayment of which is recourse to the owners of such equity interests; provided, however, that until such time as Maple shall have effected a Disposition of its entire Company Interest to a direct or indirect wholly owned subsidiary of Maple (but in no event beyond the Closing Date), Maple shall be deemed not to be in breach of the foregoing restriction by virtue of its conduct of business activities that do not meet the requirements set forth in clause (i) or (ii) immediately preceding.

    3.2 MAPLE OPTION. During the period of time between the Closing Date and the Commencement of Commercial Operations, Maple shall have a non-transferable one-time option to purchase from the Cash Members, on a pro rata basis, a portion of their respective Company Interests that, in the aggregate, represents up to 10% of all Units that are Outstanding as of the Closing Date (the maximum number of Units of each Cash Member that could be purchased by Maple pursuant to the option set forth in this Section 3.2 is set forth on Exhibit A) at a price per Unit equal to the quotient obtained by dividing $149,333,000 by the total number of Units that are Outstanding on the Closing Date and owned by the Cash Members (such price per Unit being herein referred to as the "Buy-In Price"), plus interest for the period from the Closing Date through the date on which the option price is paid at a rate equal to 29% per annum, compounded annually. The total consideration payable by Maple to each selling Cash Member in connection with the exercise of such option shall equal the sum of (a) the appropriate pro rata share of the interest payment referenced in the first sentence of this Section 3.2 and (b) the portion of such Cash Member's Commitment that is attributable to the Company Interest being sold by it to Maple and that has been contributed to the Company by such Cash Member through the date of such sale. In addition to such payment to the selling Cash Members, Maple shall execute and deliver to the Company a Qualifying Security Arrangement and such documents and instruments as the Management Committee may deem to be reasonably necessary to evidence the assumption by Maple of all obligations attributable to the Company Interest being purchased by it, including the obligation to contribute cash to the Company in an amount equal to the aggregate Commitment attributable to the Company Interest purchased (with credit for amounts previously contributed to the Company by the selling Cash Members in respect of such Company Interest) on the same basis as the agreement of the Cash Members to contribute such amount. Maple shall, upon receipt of an invoice from each Cash Member, reimburse such Cash Member for any reasonable out-of-pocket costs and expenses incurred by such Cash Member in connection with the exercise by Maple of its rights under this Section 3.2. Upon the payment of such amounts and delivery of such documents by Maple, the Commitments of the selling Cash Members shall be deemed to have been reduced, on a pro rata basis, by an aggregate amount equal to the total Commitment assumed by Maple. To the extent Maple (a) is required to make cash Capital Contributions pursuant to Section 4.1 or (b) exercises its option under this Section 3.2 and complies with the terms of this Section 3.2, Maple shall be deemed to be a Cash Member, and shall have all of the rights and be subject to all of the duties and obligations of a Cash Member, in each case with respect to the Company Interest acquired by it pursuant to Section 4.1 and this Section 3.2.

    3.3 ISSUANCE OF ADDITIONAL UNITS OR OTHER SECURITIES; PREEMPTIVE RIGHTS; FUNDING OF COST OVERRUNS. (a) The Management Committee shall have the authority to cause the Company to issue, in addition to the Units issued pursuant to
Section 4.1, such additional Units or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue, any unsecured or secured debt obligations of the Company convertible into any class or series of equity securities of the Company (collectively, "Company Securities"), for any Company purpose at any time or from time to time, to the Members or other Persons, in each case for such consideration and on such terms and conditions as shall be established by the Management Committee in its sole discretion. Additional Company Securities to be issued by the Company pursuant to this
Section 3.3 shall be issuable in one or more classes, or one or more series of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the Management Committee. The Management Committee may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the new Member's ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 14.15(a) are true and correct with respect to it. The provisions of this Section 3.3 shall not apply to Dispositions of a Company Interest or the admission of Assignees in connection therewith, such matters being governed by Article 9.

    (b) If the Management Committee elects to cause the Company to issue additional Units or other Company Securities, each Member shall have the preemptive right to purchase any such Units or

Company Securities on the same terms and conditions as those on which they are to be issued by the Company (provided, however, that if the Management Committee elects to cause the Company to issue Units or other Company Securities for non-cash consideration, the Management Committee shall establish a cash equivalent price for purposes of such preemptive right, which cash equivalent price shall be based on the Management Committee's determination of the fair market value of the non-cash consideration to be received for such Units or Company Securities), to the extent necessary to maintain its Sharing Ratio as in effect immediately prior to such issuance (provided, however, that if any Member elects not to exercise its preemptive right to the fullest extent available, the other Members shall have the pro rata right to purchase any Units or Company Securities not being purchased by such Member).

    (c) If the Company incurs or expects to incur costs that are in excess of the amounts provided in the Budget, or that are not contemplated by the Budget, and such increased costs cannot, in the opinion of the Management Committee, be funded through third party sources or, after the Commencement of Commercial Operations, from operating cash flow or third party sources, each Member shall have the pro rata right (but not the obligation) to purchase newly issued Units at a price per Unit equal to 50% of the Buy-In Price, to the extent necessary to fund such shortfall.

    3.4 RESIGNATION. Except as provided in Section 3.1(a) with respect to the Organizational Member, a Member does not have the right to Resign; provided, however, a Member shall have the power to Resign at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Resigning Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result of such Resignation (including indirect and incidental damages); (b) such other Members shall, in addition thereto, have the rights set forth in Article 10; and (c) such Resigning Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Resigning in violation of this Agreement.

    3.5 INFORMATION; CONFIDENTIALITY. (a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to Section 18-305 of the Act under the circumstances and subject to the conditions therein stated.

    (b) With respect to any and all data, plans, proposals, or other material related to the design, construction, configuration, operation, or financing of the Project, and any seismic data and other geological and geophysical data relating to the area covered by the License or any adjacent areas, in each case that has been or is hereafter developed by or provided to a Member or any of its Affiliates by or on behalf of another Member or Affiliate of a Member in connection with the Project ("confidential information"), each Member shall, and shall cause its Affiliates to, use any such confidential information only with regard to the Project and not for any other purpose and to hold such confidential information in strict confidence and not disclose same to any third party without the written consent of the Management Committee. Notwithstanding the foregoing, the obligation to hold such confidential information in strict confidence and not disclose same to any third party (as opposed to the obligation to use such confidential information only with regard to the Project and not for any other purpose) shall not apply to any disclosure:

         (i) of information that is in or enters the public domain through no fault of the receiving Person;

         (ii) of information that was in the possession of the receiving Person prior to its receipt of similar information from the Member or another Member (or an Affiliate of a Member) in connection with the Project;

         (iii) required by law, regulation, legal process, or order of any court or governmental body having jurisdiction;

         (iv) to a Member or a prospective party to a Project Agreement, lender, or direct or indirect prospective purchaser of interests in the Company, in each case provided that such Person has agreed in writing to be bound by use and confidentiality restrictions at least as restrictive as those set forth in this Section 3.5(b);

         (v) to directors, officers, employees or representatives of such Member if such persons have been informed of the obligations set forth in this Section 3.5(b) and the Member has agreed to cause such persons to use and maintain the confidentiality of such confidential information only in accordance with the terms of this Section 3.5(b); or

         (vi) to governmental authorities in connection with obtaining permits for the Project or the Member or the investment by the Members in the Company.

The Members acknowledge that the harm that would be caused by a breach of this
Section 3.5(b) would be difficult to calculate and would cause irreparable harm, and accordingly the Company, each Member, and its Affiliates shall be entitled to injunctive relief to compel compliance with the provisions of this
Section 3.5(b). The provisions of this Section 3.5(b) are intended to benefit, and to be enforceable by, the Company, each Member and its Affiliates. If a Member ceases to be a Member and in connection therewith a Continuation Election is made, the provisions of this Section 3.5(b) shall continue to be binding upon such Member for a period of 2 years following the date on which such Member ceased to be a Member.

    3.6 LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

    3.7 EXPULSION. A Member may not be Expelled, except as expressly set forth in Section 10.5(d).

                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS
                              AND RELATED MATTERS;
                             FINANCING ARRANGEMENTS

    4.1  INITIAL CONTRIBUTIONS AND INITIAL ISSUANCE OF UNITS, USE OF PROCEEDS.
(a) Contemporaneously with the execution of this Agreement, in consideration of the Maple Assignment described in Section 4.2, the Company shall be deemed to have issued to Maple 20,000 Units. In addition, contemporaneously with (i) the execution of this Agreement in the case of Panhandle, El Paso and Illinova,
(ii) the receipt by such Cash Member of Board Approval in the case of Scudder and PMDC, and (iii) the furnishing to the Company of a Qualifying Security Arrangement in the case of Maple, such Cash Member shall make a cash Capital Contribution in an amount equal to such Cash Member's "Initial Advanced Amount" as specified in Exhibit A. In consideration of such Capital Contributions and the agreement of such Persons to make subsequent Capital Contributions as herein provided, upon the admission of each such Person to the Company as a Member pursuant to Section 3.1(a), the Company shall be deemed to have issued to such Person the number of Units designated in Exhibit A as being issued to such Person upon its admission as a Member; provided, however that (A) the Units designated on Exhibit A as being issued to Maple in respect of its Commitment shall not be issued to Maple unless and until such time as Maple has both contributed its Initial Advanced Amount and provided the Management Committee with a Qualifying Security Arrangement and (B) if Maple fails to satisfy such requirements Maple's right to receive the Units designated on Exhibit A as being issued to Maple in respect of its Commitment shall terminate and Maple shall have no further rights or obligations with respect thereto.

    (b) From time to time during the period beginning on the date each Cash Member has paid its Initial Advanced Amount and ending on the Closing Date, upon receipt of a written request from Maple that is supported by invoices or other evidence satisfactory to the Management Committee (which request may be made by Maple no more frequently than monthly through the Closing Date), each Cash Member shall make additional cash Capital Contributions to the Company, on a pro rata basis, which funds, together with the Initial Advanced Amounts, shall be contributed by the Company to the Limitada and used by the Limitada to either (i) reimburse Maple Peru for certain expenditures paid by it for the benefit of the Project or (ii) pay directly to third parties certain amounts owed by Maple Peru or the Limitada to such third parties in respect of expenditures that have been incurred (but not yet paid) by Maple Peru or the Limitada for the benefit of the Project (it being agreed that the Management Committee may elect to cause Maple Peru to pay any amounts covered by clause
(ii) and get reimbursed under clause (i) if such would be more tax efficient without imposing a tax detriment on Maple), in each case to the extent such expenditures are included in the Capital Budget (except in the case of the one item noted on Exhibit 4.1(b) as not being included in the Capital Budget), relate to a category of expenditure identified on Exhibit 4.1(b) under the column entitled "Type of Expenditure" and do not exceed, in the aggregate, the applicable dollar amount for such "Type of Expenditure" set forth on Exhibit 4.1(b) under the column entitled "Maximum Amount". With respect to each Cash Member, its Initial Advanced Amount plus any cash Capital Contributions made by it pursuant to this Section 4.1(b) shall be referred to herein as such Cash Member's "Advanced Amount."

    (c) Unless and until the Company notifies a Cash Member to the contrary, all cash Capital Contributions made to the Company from time to time shall be delivered to the Company by means of a wire transfer of immediately available funds to the Company's account No. 1010656675 located at The Bank of Bermuda Limited in Hamilton, Bermuda, via wire transfer to such bank's correspondent bank, Bank of Bermuda (New York) Ltd. (ABA No. 026009946), for the benefit of Bank of Bermuda (Account No. 80008).

    (d) As security for the obligations of the Cash Members to make all cash Capital Contributions required to be made by them hereunder, (i) each Cash Member (other than Scudder, PMDC and Maple) has, on even date herewith, provided the Company with a Guaranty Letter in substantially the form attached hereto as Exhibit 4.1(d),(ii) on or before 5 p.m. Central Standard Time on December 7, 1995, and subject to the terms of Section 3.1(a), Scudder agrees to provide the Company and every Member with the Scudder Legal Opinion, (iii) on or before 5 p.m. Central Standard Time on December 8, 1995, and subject to the terms of Section 3.1(a), PMDC agrees to provide the Company with a Guaranty Letter in substantially the form attached hereto as Exhibit 4.1(d) from Power Markets Development Company and (iv) on or before 5 p.m. Central Standard Time on December 8, 1995, and subject to the terms of Section 4.1(a), Maple agrees to provide the Management Committee with a Qualifying
Security Arrangement.

    4.2 SUBSEQUENT CONTRIBUTIONS. Without creating any rights in favor of any third party, and in addition to the Capital Contributions contemplated by
Section 4.1, the Members agree to make the following Capital Contributions:

         (a) subject to the terms and conditions set forth herein, each of the Cash Members hereby agrees to contribute an amount of cash to the Company that, together with the Capital Contribution made by such Cash Member pursuant to Section 4.1, equals the Commitment for such Cash Member as specified in Exhibit A; and

         (b) subject to the terms and conditions set forth herein, Maple hereby agrees to assign, and to cause Maple Peru to assign, all of its right, tide and interest in and to the License, the Project and any properties, assets, permits, rights-of-way, agreements or instruments relating to the Project to the Company's designee pursuant to an Assignment Agreement in the form attached hereto as Exhibit 4.2(b) (the "Maple Assignment Agreement") (the assignment to be effected pursuant to the Maple Assignment Agreement being herein referred to as the "Maple Assignment"). The Company hereby designates the Limitada as the party to whom the Maple Assignment should be made.

Except for the Capital Contributions required of the Members pursuant to Sections 4.1, 4.2 and 4.3, no Member shall be required to make any further Capital Contributions to the Company (it being the intent of the Members that no Cash Member shall be obligated to make any Capital Contributions to the Company that are in excess of such Cash Member's Commitment).

    4.3 TIMING OF SUBSEQUENT CONTRIBUTIONS. The Capital Contributions required to be made by the Members pursuant to Section 4.2 shall be made in accordance with the following terms and provisions:

     (a) Capital Contributions to be Made on Closing Date. On or before the first Day following the date on which the Limitada has been legally and validly formed under Peruvian Law, Maple shall, and shall cause Maple Peru to, execute and deliver the Maple Assignment Agreement to the Company's designee, together with such other endorsements, assignments and title documents as may be required by the Cash Members in order to effect such contribution. Subject to the satisfaction of the conditions set forth in Section 4.4, on the later to occur of (i) December 22, 1995, and (ii) the fifth Business Day following the date on which all of the conditions to Closing set forth in Section 4.4 have been satisfied to the reasonable satisfaction of the Management Committee as specified in Section 4.4, the Cash Members shall contribute cash to the Company in an amount equal to their respective Closing Date Capital Contributions (the occurrence of such event being herein referred to as "Closing"). The "Closing Date Capital Contributions" of the Cash Members shall be based on the amount of capital costs projected to be incurred during the first thirty Days immediately following Closing as provided in the then applicable Capital Budget less the proceeds of the TCW Financing available on the Closing Date, which amounts shall be calculated by the Management Committee and specified in a written notice delivered by the Management Committee to each Cash Member at least ten Days prior to the Closing Date. The Closing shall be held at such location as may be determined by the Management Committee. The date on which Closing occurs is herein referred to as the "Closing Date." The Members agree to cause the Company to contribute such portion of the proceeds of the Closing Date Capital Contributions to the Limitada as may be necessary to cause the Limitada to pay $5,000,000 to Maple as partial consideration for the Maple Assignment. In addition, the Members agree to cause the Company to apply such portion of the proceeds of the Closing Date Capital Contributions (by direct payment or through the Limitada) as may be necessary to pay The Chase Manhattan Bank N.A. the $5,000,000 financial services fee contemplated by the Capital Budget.

    (b) Capital Contributions to be Made Following the Closing Date. From and after Closing but prior to the close of Company business on the 180th Day following the Commencement of Commercial Operations, each Cash Member shall be obligated to make contributions from time to time (but no more frequently than monthly) towards the satisfaction of its respective Commitment. Such contributions shall be made on or before the 11th Day following the receipt by the Cash Members of a written "Request for Capital Contribution" from the Management Committee (which request must be made on a pro rata basis) that sets forth the Capital Contribution requested of each Cash Member and briefly describes the Budget items to which such request relates. The obligation of each Cash Member to make any such Capital Contributions shall be subject to the requirement that the Management Committee shall have determined that each of the following conditions has been satisfied or should, under the circumstances, be waived (and each Member agrees to use commercially reasonable efforts to cause any such conditions within its control to be satisfied):

         (i) the aggregate amount to be contributed by the Cash Members, together with the proceeds of the TCW Financing, shall be commensurate with the progress through such date of the construction of the facilities comprising the Project, consistent with the terms of the then applicable Budget and any applicable Project Agreements, and the Management Committee shall have determined that there is no unauthorized delay in the construction of the facilities comprising the Project that could reasonably be expected to have a material adverse effect on the Company's ability to complete the Project on schedule;

         (ii) no circumstance or event shall exist or have occurred that has had or could reasonably be expected to have a material adverse effect on the value, feasibility or prospects for success of the Project;

         (iii) all permits, licenses, certificates, approvals, concessions and authorizations, and easements and other surface, air and/or subsoil rights, that are necessary for the continued ownership, construction, testing and/or operation of the Project shall have been obtained and shall not have been rescinded, revoked, withdrawn or limited or qualified in a materially adverse way;

         (iv) each of the Project Agreements shall remain in full force and effect and no default shall exist under any then existing Project Agreement that could have a material adverse effect on the value, feasibility or prospects for success of the Project;

         (v) the representations or warranties of the Members set forth in
    Section 14.15(a) and in any other Project Agreements shall remain true and correct in all material respects on the date of such contribution as though made on and as of that date (and the Management Committee shall be entitled to presume that such is the case unless a Member notifies it in writing to the contrary), and the Members shall not have discovered that the representations and warranties of Maple set forth in Section 14.15(b) were not true and correct in all material respects as of the date hereof or the Closing Date;

         (vi) each Member shall have performed in all material respects the obligations required to be performed by such Member prior to the date of such contribution under this Agreement and any of the Project Agreements (and the Management Committee shall be entitled to presume that such is the case unless a Member notifies it in writing to the contrary) and the Company and the Limitada shall be in compliance with all material laws and regulations applicable to it and to its assets and/or business;

         (vii) there shall exist no suit, action or other proceeding against the Company, the Limitada, any Member or any Affiliate of a Member that, if successful, could have a material adverse effect on the value, feasibility or prospects for success of the Project, and no order or statement shall have been made by or received from any governmental agency stating that any work being performed in connection with the Project is in violation of any applicable law, regulation, permit, license, certificate, approval, concession or authorization;

         (viii) the expenditures to be made with the proceeds of such contributions shall not result in the violation of any of the Project Agreements or any agreement, instrument, note or contract to which the Company, the Limitada or any Member is a party or any law applicable to the Company, the Limitada, any Member or the Project;

                            (ix) with respect to any Capital Contributions requested of the Cash Members at any time from and after the 90th Day following Closing, the Limitada and one of the Persons approved by the Members as referenced in
                     Section 4.4(n)(ii) shall have executed an Operations and Maintenance Agreement (the "Power Project O&M Agreement") with respect to the Power Project that is consistent with the scope of services approved by the Members as referenced in Section 4.4(n)(i), and such agreement shall remain in full force and effect; and

                            (x) all conditions to the funding of advances under the TCW Financing shall remain satisfied.

              (c) Failure to Make Required Contributions. If all of the requirements set forth immediately above have been satisfied and a Member fails to make a required contribution, the following provisions shall apply:

                            (i) Maple shall notify each Member in writing as to the identity of the defaulting Member and the amount of the contribution that is in default (such notice being herein referred to as the "Default Notice");

                            (ii) the portion of such defaulting Member's Commitment that has not been paid shall bear interest until paid at a rate per annum equal to the Default Rate;

                            (iii) if such default continues for a period of 15 Days following the date on which such defaulting Member received the Default Notice, the Management Committee shall so notify the non-defaulting Members and, without prejudice to any other rights and remedies available to the Company and the non-defaulting Members, the non-defaulting Members shall have the pro rata right (but not the obligation), exercisable by the delivery of written notice to every other non-defaulting Member on or before the 15th Day following the date of such notice from the Management Committee, to fund the amount of such defaulted payment (excluding any interest owed thereon as provided in clause (ii) immediately above) by purchasing newly issued Units at a price per Unit equal to 50% of the Buy-In Price (or 25% of the Buy-In Price if Maple is the defaulting Member and the Qualifying Security Arrangement provided by Maple is of the type described in clause
                     (iii)(A) of such definition); and

                            (iv) upon the receipt by the Company of funds from any non-defaulting Members pursuant to the provisions of clause (iii) immediately above, the Commitment of the defaulting Member shall be deemed to have been reduced by an amount equal to the aggregate amount of such proceeds; provided, however, that such defaulting Member shall continue to remain liable to the Company for the interest referenced in clause (ii) immediately above and to the Company and the non-defaulting Members for any damages suffered by them as a result of such default.

       4.4 CONDITIONS TO CLOSING. The obligation of each of the Cash Members to make their respective Closing Date Capital Contributions shall be subject to the reasonable satisfaction of or waiver, on or before the Closing Date, by (x) the Management Committee in the case of the conditions set forth in Sections 4.4(a)(q) and (y) such Cash Member in the case of the condition set forth in
Section 4.4(r); it being agreed that the Representative appointed by Maple shall not be entitled to vote on the satisfaction or waiver of any of the Closing Conditions referenced in clause (x) immediately preceding and that each Member shall use commercially reasonable efforts to cause any such conditions within its control to be satisfied:

              (a) Maple and Maple Peru shall have executed the Maple Assignment and all governmental and third party consents, authorizations and approvals required for the consummation of the Maple Assignment shall have been obtained and shall not have been rescinded, revoked or withdrawn, or limited or qualified in a materially adverse way;

              (b) all permits, licenses, certificates, approvals, concessions and authorizations, and all easements and other surface, air and/or subsoil rights, that are required to be obtained from third parties or from governmental authorities prior to the commencement of construction of the Project or that are customarily obtained prior to the commencement of construction of projects similar to the Project, including those described in Exhibit 4.4(b), shall have been obtained (or in the case of fee sites to be obtained for use in connection with the Project, options to acquire same shall have been obtained on terms acceptable to the Management Committee) and shall not have been rescinded, revoked or withdrawn, or limited or qualified in a materially adverse way;

              (c) the collateral of Maple securing the $1,550,000 bank guarantee provided for under the License shall have been replaced with credit of the Limitada or Company (and not that of the Members);

              (d) no circumstance or event shall exist or shall have occurred that has had or could reasonably be expected to have a material adverse effect on the value, feasibility or prospects for success of the Project;

              (e) (i) each Member shall have performed in all material respects the obligations required to be performed under this Agreement and any of the Project Agreements by such Member prior to the Closing Date, (ii) all of the representations and warranties of such Member set forth in Section 14.15 hereof and under any of the Project Agreements shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on and as of that date and (iii) each Member shall have furnished every other Member with a certificate executed by a corporate officer or other authorized Person acting on behalf of such Member, which certificate shall be dated the Closing Date and shall contain a certification by such officer or other Person to the effect that the conditions set forth in clauses (i) and (ii) immediately preceding have been satisfied;

              (f) pursuant to agreements in form and substance acceptable to the Management Committee, the Company shall have taken such steps as may be necessary to cause (i) the

       Limitada to be established in accordance with Peruvian law and (ii) the Limitada, on its own or in "association" with Maple Peru, to become officially qualified under the General Hydrocarbons Law of Peru (and any regulations relating thereto) as necessary to permit it to hold the License and conduct the activities contemplated to be conducted by it in connection with the Project;

              (g) the Company and the Limitada shall have received all material permits, licenses, certificates, approvals, concessions and authorizations, including those set forth in Exhibit 4.4(b), that are required to be, or customarily would be, obtained from third parties or from governmental authorities prior to the Closing Date in connection with (i) the conduct by the Company or the Limitada of the business of the Company and/or the Limitada as it is then being conducted or as it is thereafter contemplated to be conducted, (ii) the investment by the Company in the Limitada, (iii) the ownership or operation of the Project and (iv) the execution, delivery and performance of each of the Project Agreements;

              (h) there shall exist no suit, action or other proceeding against the Company, the Limitada, any Member or any Affiliate of a Member that, if successful, could have a material adverse effect on the value, feasibility or prospects for success of the Project;

              (i) the Management Committee shall have received legal opinions addressed to the Company and each Member from counsel acceptable to the Management Committee regarding (i) the formation, authorization to do business and limited liability of the Company and the Limitada, (ii) the classification of the Company and the Limitada as partnerships for United States federal income tax purposes, (iii) the enforceability of the EPC Agreements, this Agreement, the organizational agreement for the Limitada, the Gas Project O&M Agreement, the Administrative Services Agreement and the Natural Gasolines Purchase Agreement, and (iv) such other matters as the Management Committee may require or determine to be appropriate for closings of the type contemplated hereunder;

              (j) the Limitada and the applicable counterparty or counterparties shall have executed and delivered each of the following agreements, and each of such agreements shall remain in full force and effect and no default shall exist under any of them (the agreements referenced in clauses (i), (ii) and (iii) below, to the extent same have been entered into or replacements therefor approved by the Management Committee, being herein collectively referred to as the "EPC Agreements"):

                     (i) an agreement between the Limitada and a consortium formed by Constructora Norberto Odebrecht S.A., Grana y Montero S.A. and J.J.C. Contratistas Generales S.A. (or if agreement cannot be reached with such consortium, with one or more other companies acceptable to the Management Committee) pursuant to which such consortium agrees to design, engineer, construct and procure equipment for the Gas Project, other than with respect to the drilling of wells (the "Gas Project EPC Agreement"), which agreement shall contain the terms and provisions described in
              Exhibit 4.4(j)-1, such terms and provisions as may be customary for similar agreements and such other terms and provisions as may be approved by the Management Committee;

                     (ii) an agreement between the Limitada and one or more companies acceptable to the Management Committee pursuant to which such company agrees to design, engineer, construct and procure equipment for the power plant comprising a part of the Power Project (the "Power Plant EPC Agreement"), which agreement shall contain the terms and provisions described in Exhibit 4.4(j)-2 and such other terms and provisions as may be approved by the Management Committee;

                     (iii) an agreement between the Limitada and Asea Brown Boveri Ltda. (or if agreement cannot be reached with such company, with one or more companies acceptable to the Management Committee) pursuant to which such company agrees to design, engineer, construct and procure equipment for the transmission facilities and related electric substations constituting a part of the Power Project (the "Transmission Facilities EPC Agreement"), which agreement shall contain the terms and provisions described in Exhibit 4.4(j)-3, such terms and provisions as may be customary for similar agreements and such other terms and provisions as may be approved by the Management Committee;

                     (iv) Maple Peru and the Limitada shall have executed (A) an association contract in a form reasonably acceptable to the Management Committee, which association contract shall provide that Maple Peru shall have a 1% interest and the Limitada a 99% interest and (B) an Operations and Maintenance Agreement pursuant to which Maple Peru shall agree to provide certain services to the Limitada with respect to the Gas Project (the "Gas Project O&M Agreement"), which agreement shall contain the terms and provisions described in Exhibit 4.4(j)-4 and such other terms and provisions as may be approved by the Management Committee;

                     (v) Maple Peru and the Limitada shall have executed an Administrative Services Agreement pursuant to which Maple Peru has agreed to provide certain administrative support services to the Limitada with respect to the Gas Project and the Power Project (the "Administrative Services Agreement"), which agreement shall contain the terms and provisions described in
              Exhibit 4.4(j)-5 and such other terms and provisions as may be approved by the Management Committee;

                     (vi) Maple Peru and the Limitada shall have executed a Natural Gasoline Purchase Agreement pursuant to which Maple Peru has agreed to purchase, and the Limitada has agreed to sell, 100% of the natural gasoline derived from hydrocarbons produced from the area subject to the License (the "Natural Gasoline Purchase Agreement"); and

                     (vii) Legal stability agreements shall have been executed by Comision Nacional de Inversiones y Tecnologia Extranjera (CONITE), on the one hand, and each of the Company, the Limitada and Peru Energy Holdings, L.L.C., a Delaware limited liability company, on the other hand (such agreements being herein referred to as the "Legal Stability Agreements");

              (k) PeruPetro S.A. shall have (i) confirmed in writing its agreement that the time period during which the "Contractor" under the License is required to complete the "Minimum Work Program" thereunder has been extended by the two-year extension provided for in the first sentence of Section 3.4 of the License and (ii) consented to the assignment by Maple Peru of the License to the Limitada on terms acceptable to the Management Committee, which terms shall include, at a minimum, the agreement of PeruPetro S.A. to amend the License in all material respects as set forth in Exhibit 4.4(k), together with such conforming changes as may be necessary to allow for the "association" relationship to be created between Maple Peru and the Limitada and such other changes as may be requested by the Management Committee (to the extent such requests relate to (A) technical amendments required to conform the "Minimum Work Program" under the License to the intended scope of the Project or (B) amendments that the Management Committee reasonably requires to facilitate the TCW Financing or any other Project Financing Transaction;

              (l) (i) all information submitted to the United States Overseas Private Investment Corporation ("OPIC") in connection with the Project shall have been true, correct and complete in all material respects as of the date submitted and on and as of the Closing Date,
       (ii) the Company shall have made no waiver of diplomatic espousal, and
       (iii) OPIC shall have delivered to the Company a firm commitment to issue a contract of insurance against expropriation, political violence and inconvertibility risks relating to the Project, the terms of which contract of insurance shall be reasonably acceptable to the Management Committee;

              (m) the Company and the Limitada shall be in compliance with all material laws and regulations applicable to it and to its assets and/or business as being conducted on the Closing Date or contemplated to be conducted thereafter;

              (n) the Members shall have approved (i) a statement of the scope of operations and maintenance services that will be required by the Limitada with respect to the Power Project and (ii) a list of Persons that would be acceptable providers of such operations and maintenance services;

              (o) the Guaranty Letter provided by Affiliates of each of Panhandle, El Paso, Illinova and PNDC to the Company, and the Qualifying Security Arrangement provided by Maple to the Company, shall remain in full force and effect and there shall have been no material adverse change in the financial condition of the Person executing such Guaranty Letter or Qualifying Security Arrangement, as applicable;

              (p) no facts or circumstances shall exist that would prevent the issuer of the Scudder Legal Opinion from being able to restate the opinions set forth therein effective as of the Closing Date and there shall have been no material adverse change in the financial condition of any such owner of an equity interest in Scudder;

              (q) (i) the Company and/or the Limitada shall have received binding commitments for equity and/or debt that, in the aggregate, is sufficient in amount to cover all capital costs that are reflected in the Capital Budget attached hereto as Exhibit 2.8(b), and (ii) the financing transaction contemplated by that certain draft term sheet dated November 16, 1995, between the Company and TCW Asset Management Co. shall have been consummated contemporaneously with Closing on terms substantially similar to those set forth in such term sheet (such financing being herein referred to as the "TCW Financing"); and

              (r) the capital costs that are, as of the Closing Date, reasonably expected to be incurred in connection with the Project shall not exceed by more than $5,000,000 the capital costs that are reflected in the Capital Budget attached hereto as Exhibit 2.8(b).

       4.5 FAILURE TO FUND CLOSING DATE CAPITAL CONTRIBUTIONS. If all of the conditions to Closing set forth in Section 4.4 have been satisfied or waived and a Cash Member fails to make all or any part of its Closing Date Capital Contribution as required hereunder, the following provisions shall apply:

              (a) Maple shall notify each Member in writing (each such notice being herein referred to as the "Initial Funding Default Notice") as to the identity of the defaulting Member, the amount of the Closing Date Capital Contribution that was required to be made by such defaulting Member and such defaulting Member's Advanced Amount through the date of such default;

              (b) the amount of the Closing Date Capital Contribution required to be made by such Member shall bear interest until paid at a rate per annum equal to the Default Rate;

              (c) the non-defaulting Members, on a pro rata basis, shall have the right (but not the obligation), exercisable by delivery of written notice to every other non-defaulting Member, on or before the 30th day following the date of the Initial Funding Default Notice, to purchase all of the Company Interest of the defaulting Member in exchange for (i) the payment to the defaulting Member of such Member's Advanced Amount through the date of such default, (ii) the payment to the Company of the Closing Date Capital Contribution that was required to be paid by such defaulting Member, including any interest payable pursuant to clause (b) immediately above and (iii) the execution by such purchasing Members of such documents and instruments as may be deemed necessary by the Management Committee to evidence the assumption by such purchasing Members of the obligation of such defaulting Member to contribute its Commitment to the Company;

              (d) the defaulting Member agrees to execute (or if it fails or refuses to do so, hereby grants the Management Committee's designee a limited power of attorney for the purposes of executing on its behalf) such documents and instruments as may be reasonably necessary to effect the transfer of ownership of such Member's Company Interest to any purchasing Members pursuant to this Section 4.5, which documents and instruments shall contain customary representations, warranties and covenants, including, at a minimum, representations and warranties from the defaulting Member to the effect that it is the owner of the Company Interest being sold, free and clear of any liens, pledges, security interests or other encumbrances created by such Member

       (other than those that may have been created in connection with the financing arrangements contemplated by Article 6); and

              (e) if the non-defaulting Members purchase all of the Company Interest of the defaulting Member, such defaulting Member shall be relieved of its obligation to make Capital Contributions to the Company; provided, however, that such defaulting Member shall continue to remain liable to the Company for the interest referenced in clause (b) above and to the Company and the non-defaulting Members for any damages suffered by them as a result of such default.

       4.6 FAILURE OF CLOSING TO OCCUR. (a) If Closing does not occur on or before the date that is six months following the date of this Agreement due to the non-satisfaction of the condition set forth in Section 4.4(d) or (h), then after the expiration of such six-month period any Member desiring to proceed with Closing may notify every other Member of such fact and request that such other Members notify it whether they desire to proceed with Closing (the Member sending such notice being herein referred to as the "Notifying Party"). The Members receiving such notice shall, within 15 Days following the receipt of such notice, notify the Notifying Party whether they desire to proceed with Closing. If a Member fails to respond to the Notifying Party within such time period, such Member shall be deemed to have elected not to proceed with Closing. The Notifying Party and any other Members that have timely notified the Notifying Party of their desire to proceed with Closing shall have the pro rata right to acquire all of the Company Interest of any Members that have elected not to proceed with Closing in exchange for (i) the payment to the selling Members of such Member's Advanced Amount through the date of such sale,
(ii) the payment to the Company of the Closing Date Capital Contributions required to be made at Closing by such selling Members and (iii) the execution by such purchasing Members of such documents and instruments as may be deemed necessary by the Management Committee to evidence the assumption by such purchasing Members of the obligation of such selling Members to contribute their respective Commitments to the Company. Any acquisition by one or more Members of the Company Interests of one or more other Members pursuant to this
Section 4.6(a) shall be consummated as soon as is reasonably practicable following the date on which all Members have elected to either proceed or not proceed with Closing (but in no event later than 15 Days thereafter). In connection with any such acquisition, the selling Members agree to execute (or if they fail or refuse to do so, hereby grant the Management Committee's designee a limited power of attorney for the purpose of executing on their behalf) such documents and instruments as may be reasonably necessary to effect the transfer of ownership of such selling Member's Company Interest to the purchasing Members pursuant to this Section 4.6(a), which documents and instruments shall contain customary representations, warranties and covenants, including, at a minimum, representations and warranties from the selling Members to the effect that they are the owner of the interests being sold, free and clear of any liens, pledges, security interests or other encumbrances created by such selling Member (other than those that may have been created in connection with the financing arrangements contemplated by Article 6). In addition, the acquiring Members, subject to the satisfaction of the conditions in Section 4.4 (other than the conditions set forth in Sections 4.4(d) or (h)) shall cause the Closing to occur within 15 Days following such acquisition.

       (b) If the Closing has not occurred on or before the date that is six months following the date of this Agreement and a notice has not been sent by a Member invoking the provisions of Section 4.6(a), any Member (other than Maple) may, by the delivery of written notice to Maple and every other Member, put its Company Interest to Maple in exchange for the payment by Maple to such Member of all Advanced Amounts paid by such Member to the Company through the date of such notice. Within 10 Days following the receipt by Maple of any such notice from a Member, such Member shall execute and deliver to Maple an assignment of its Company Interest (the form of which shall be consistent with the form of assignment contemplated by Section 4.6(a)) and Maple shall pay such Member the purchase price therefor as specified in the immediately preceding sentence.

       4.7 RETURN OF CONTRIBUTIONS. Although each Member has the right to receive distributions in accordance with the terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

       4.8 CAPITAL ACCOUNTS. A capital account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b).

       4.9 FINANCING ARRANGEMENTS. (a) It is contemplated that, in addition to the TCW Financing, the Company will, or will cause the Limitada to, seek financing for a portion of the costs of developing, constructing, and equipping the Project on a non-recourse, project-financed basis (i.e., recourse only to the interest of the Members in the Company, the Company in the Limitada or the Limitada in the Project, as applicable) through one or more international or other financing sources at such time as the Management Committee deems it advisable (any such financing transaction, other than the TCW Financing, being herein referred to as a "Project Financing Transaction"). If obtained, the proceeds of any Project Financing Transaction would be applied as provided in
Section 5.2. All Management Members shall be consulted on a regular basis and shall have the opportunity to participate in any material discussions, strategy sessions and negotiating sessions relating to any Project Financing Transaction. The funding of the TCW Financing and/or any Project Financing Transaction shall have no effect on the relative Sharing Ratios of any of the Members.

       (b) If required in connection with any Project Financing Transaction, the Company may collaterally assign its rights under the Project Agreements to the applicable lenders.

       (c) Each Member whose Affiliate is a party to a Project Agreement shall cause that Affiliate to execute and deliver customary consents, acknowledgments, pledges of interests directly or indirectly related to the Project, and opinions in connection with any such financing and provide all financial and credit information about that Affiliate that is customary for such financings.

       4.10 AGREEMENT REGARDING CERTAIN TRANSMISSION FACILITIES. If the Limitada enters into a contract with a third party pursuant to which such third party would construct, own and operate a substantial portion of the transmission facilities comprising a part of the Power Project for the benefit of the Project, then, unless otherwise agreed between Maple and the Limitada, at the earlier of (i) such time as is approved by the Management Committee (as provided in Section 6.1(b)(iii)) or (ii) Commencement of Commercial Operations:

              (a) the Commitments of the Cash Members shall be reduced, on a pro rata basis, by an amount equal to the resulting reduction in the amount of capital costs to be incurred by the Company or the Limitada (the amount of such reduction being herein referred to as the "Subject Amount");

              (b) subject to the terms of Section 2.9, the Cash Members shall, on a pro rata basis, contribute to the Company, which in turn shall contribute to the Limitada, which in turn shall pay to Maple, as compensation (deductible or amortizable by the Limitada for Peruvian income tax purposes) for its services to be performed outside of Peru in connection with the Power Project, an aggregate amount (the "Maple Amount") equal to the percentage of the Subject Amount that Maple would have been entitled to in respect of its Subject Interest had an amount equal to the Subject Amount been contributed to the Company by the Cash Members and immediately thereafter distributed to the Members on a pro rata basis.

If no such contract is entered into by the Limitada and the capital costs incurred by the Company or the Limitada in connection with the Power Project include the Subject Amount, the provisions of paragraphs (a) and (b) above shall not apply, and instead (i) the capital accounts of the Cash Members shall be increased (on a pro rata basis) by the Subject Amount (in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(b) and (ii) the capital account of Maple shall be increased by the Maple Amount to reflect a revaluation of the License (in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(f)).

                                   ARTICLE 5
                         ALLOCATIONS AND DISTRIBUTIONS

       5.1 DISTRIBUTIONS OF NET CASH FLOW. (a) Except as provided in Sections 2.9, 5.1(b) and 5.1(c), Net Cash Flow with respect to each month during the term hereof shall be distributed to the Members on a pro rata basis on or before the 20th Day following the end of such month.

       (b) The Members acknowledge that the Cash Members' Capital Contributions will be contributed or loaned by the Company to the Limitada ("Limitada Contributions"), that the Limitada will use the Limitada Contributions to acquire property or make expenditures that may generate depreciation, amortization or other deductions, losses, credits or benefits for Peruvian tax purposes ("Peruvian Tax Benefits") and that the Peruvian Tax Benefits will result in the reduction of Peruvian tax imposed on the Limitada. As soon as practicable following the close of each fiscal year of the Limitada (which fiscal year shall be the same as the calendar year), the Management Committee shall cause to be determined for such fiscal year the amount of the Peruvian tax savings ("Peruvian Tax Savings") to the Limitada because of the availability of the Peruvian Tax Benefits attributable to the Limitada Contributions. As soon as practicable following the determination of the Peruvian Tax Savings for each fiscal year and subject to the terms of Section 2.9, the Company shall adjust the amounts otherwise distributable under Section 5.1(a) by increasing pro rata the Net Cash Flow distributable to the Cash Members, and decreasing the Net Cash Flow distributable to Maple, by an amount (the "Tax Savings Distribution") equal to a percentage of the Peruvian Tax Savings that corresponds to the Sharing Ratio attributable to the Subject Interest, until the cumulative Net Cash Flow has been adjusted by the cumulative amounts of the Tax Savings Distributions for all fiscal years. For purposes of computing Peruvian Tax Savings, the Management Committee shall assume that with respect to each dollar of Peruvian Tax Benefits resulting from acquisitions of property or expenditures made with proceeds of the Limitada Contributions or proceeds (the "Debt Proceeds") of the TCW Financing or any other Project Financing Transaction, the portion thereof that is attributable to the Limitada Contributions shall correspond to the ratio that the aggregate amount of Limitada Contributions bears to the sum of the amount of such Limitada Contributions and the amount of all Debt Proceeds.

       (c) Sections 5.1(a) and (b), as well as the terms of Sections 5.2 and 5.3, shall not require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or to which its assets are subject. No Member shall be entitled to interest on any amounts that would have, but for the provisions of this Section 5.1(c), been distributable by the Company to the Members pursuant to the terms of this Agreement.

       5.2 DISTRIBUTIONS OF NET CAPITAL PROCEEDS ATTRIBUTABLE TO PROJECT FINANCING TRANSACTION. Within 10 Days of the Company's receipt of proceeds from a Project Financing Transaction and subject to the terms of Section 2.9, the Net Capital Proceeds therefrom shall be distributed and applied by the Company in the following order of priority:

              (a) first, such proceeds shall be retained by the Company and applied towards the satisfaction of any remaining capital costs of the Project to the extent that the projected remaining capital costs of the Project as of the date of receipt of such loan proceeds exceeded the sum of (i) the aggregate unfunded portion of the Commitments of the Cash Members at such time, (ii) the aggregate unfunded portion of the TCW Financing and any prior Project Financing Transactions at such time and
       (iii) the amount of any cash reserves maintained by the Company or the Limitada for the purpose of satisfying any such projected remaining capital costs; and

              (b) second, all remaining proceeds (the "Excess Financing Proceeds") shall be distributed to the Members on a pro rata basis;

provided, however, that if and to the extent the lenders for such Project Financing Transaction do not permit the Excess Financing Proceeds to be applied in the manner specified in clause (b) immediately above (the amount of any such Excess Financing Proceeds that are not permitted by such lenders to be so applied being herein referred to as the "Restricted Financing Proceeds"), then
(i) the Commitments of the Cash Members shall be reduced, on a pro rata basis, by an aggregate amount equal to the amount of such Restricted Financing Proceeds and (ii) subject to the terms of Section 2.9, the Cash Members shall, on a pro rata basis, pay Maple an aggregate amount equal to the percentage of such Restricted Financing Proceeds that Maple would have been entitled to in respect of its Subject Interest had an amount equal to such Restricted Financing Proceeds (but in no event greater than the reduction in Commitments pursuant to clause (i) of this sentence) been contributed to the Company by the Cash Members and immediately thereafter distributed to the Members on a pro rata basis (it being agreed that, for capital account and United States federal income tax purposes, any amounts paid by the Cash Members to Maple shall be deemed to have been contributed to the Company by such Cash Members and then distributed by the Company to Maple); provided, further, however, that if and to the extent the lenders for such Project Financing Transaction do not allow the Commitments of the Cash Members to be reduced as provided in the immediately preceding proviso, the Cash Members shall not be required to make such payment to Maple to the extent not allowed (unless and until such Commitments are reduced).

       5.3 DISTRIBUTIONS ON DISSOLUTION AND WINDING UP. Upon the dissolution and winding up of the Company, subject to the terms of Section 2.9 and after adjusting the capital accounts for all distributions made under Sections 5.1 and 5.2 and all allocations under this Article 5, all available proceeds distributable to the Members as determined under Section 12.2 shall be distributed to all Members on a pro rata basis.

       5.4 ALLOCATIONS OF PROFIT AND LOSS. Subject to the terms of Section 2.9, Profit and Loss of the Company for each fiscal year shall be allocated among the Members on a pro rata basis, except as follows:

              (a) Commencing with the first fiscal year of the Company in which a Tax Savings Distribution is made to the Cash Members in accordance with Section 5.1(b), Profit shall first be allocated to the Cash Members on a pro rata basis until the cumulative Profit allocated pursuant to this Section 5.4(a) through the end of the current fiscal year equals the cumulative Tax Savings Distributions made to the Cash Members through the end of such fiscal year.

              (b) For the fiscal year or years in which the dissolution and liquidation of the Company occur, Profit or Loss shall be allocated among the Members in such shares and proportions as will result in the positive balances in the Members' capital accounts being pro rata, after taking into account all Capital Contributions under Article 4 and Sections 3.3 and 5.2, all distributions under Sections 5.1 and 5.2 and all other allocations under this Section 5.4.

              (c) All items of loss or deduction arising from the expenditure of cash contributed to the Company by a Cash Member shall be allocated to the Cash Member contributing such cash.

              (d) All items of loss or deduction attributable to the Maple Assignment shall be allocated to Maple.

       5.5    ALLOCATIONS FOR U.S. TAX PURPOSES. (a) Except as provided in
Section 5.5(b), each item of income, gain, loss, deduction and credits determined for U.S. federal and state income tax purposes shall be allocated among the Members in the same manner as each corresponding item of Profit and Loss is allocated among the Members pursuant to Section 5.4.

       (b) Income, gain, loss or deduction with respect to property contributed to the Company by a Member or revalued pursuant to the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its Book Value, as required by the principles of section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using such method permitted by Treasury Regulation Section 1.704-3 as the Management Committee may determine, after taking into account the allocations provided in Section 5.4(c) and (d).

       5.6 WITHHOLDING. All amounts required to be withheld pursuant to any tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

       5.7 VARYING INTERESTS. All Profit and Loss (and any item of income, gain, loss, deduction or credit) shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any fiscal year there is a change in any Member's interest in the Company, the Members' allocable shares of the Profit and Loss (or items thereof) for the fiscal year shall be determined using any method determined by the Management Committee to be permissible under the principles of Code Section 706 and the related Treasury Regulations to take account of the Members' varying interests.

                                   ARTICLE 6
                      MANAGEMENT AND OPERATION OF BUSINESS

       6.1 MANAGEMENT COMMITTEE. (a) Makeup of Management Committee. All power and authority with respect to the management of the business and affairs of the Company shall be vested in the Members, who shall act through a committee (the "Management Committee") comprised of six representatives (each a "Representative"), one appointed by each of Maple, Panhandle, El Paso, Illinova, Scudder and PMDC (or their respective successors) (the Members having the right to appoint a Representative to the Management Committee being herein referred to as the "Management Members"); provided, however, that if any Management Member (other than Maple) ceases to be a Cash Member that both (i) owns Units having a value of at least $10,000,000 (assuming for purposes of this provision that each Unit owned by a Member has a value equal to the Buy-In Price) and (ii) has a Sharing Ratio that is one of the five largest Sharing Ratios of all Members other than Maple, then such Cash Member shall no longer have the right to appoint a Representative to the Management Committee and the Cash Member (other than Maple) having the greatest Commitment (or Sharing Ratio if the Commitments have been fully funded at such time) and not then represented on the Management Committee shall succeed to such right.

       (b) Voting; Required Vote for Action. Subject to Section 6.1(j), each Representative shall have a number of votes that corresponds to the Sharing Ratio of the Member that appointed such Representative. A Representative shall not be entitled to vote if the Cash Member appointing such Representative is in default of its obligation to make Capital Contributions hereunder. In addition, a Representative shall not be entitled to vote with respect to matters involving a conflict of interest between the Company, on one hand, and the Member appointing such Representative or any Affiliate of such Member, on the other hand. The granting by the Management Committee of any approval or the taking by the Management Committee of any other action shall require the affirmative vote of a majority of the total number of votes of all Representatives participating in such meeting and eligible to vote on such matter (such vote being herein referred to as a "Majority Vote"), except as follows:

              (i) the following matters shall require unanimous approval of the Management Committee Representatives:

                     (A) any amendment of this Agreement or the organizational agreements for the Limitada that has a material adverse tax effect on any Member or any of its Affiliates, or any amendment of the provisions of Articles 10 or 11 or Sections 2.9, 3.1(c), 3.2, 3.3(b), 3.7, 4.1(a) and (b), 4.3(a), 4.4, 4.6, 4.10,
              5.1, 5.2, 6.1(a) and (b), 6.3(b), 6.4, 7.3, 9.1, 9.2 and 14.5;

                     (B) the merger of the Company or the sale or other disposition of all or substantially all of the assets of the Company relating to the Gas Project, the Power Project or the Project as a whole;

                     (C) the conduct by the Company of any business other than that contemplated by Section 2.4(a)(i);

                     (D) the approval of any commitments for capital costs that are within the scope of the Project but that are not included as an item (with substantially the same specifications) in the Capital Budget (without taking into account any amendment thereto by the Management Committee following the date hereof) ("Non-Budgeted Capital Items") which individually, or together with all other Non-Budgeted Capital Items approved during the preceding 12-month period, exceed $10,000,000;

                     (E) the release by the Company of any of its OPIC insurance coverage prior to the date on which the Company has distributed to the Cash Members an aggregate amount equal to the sum of their respective Commitments; and

                     (F) the voting by the Company of its interest in the Limitada in favor of (A) the merger of the Limitada or the sale or other disposition by the Limitada of all or substantially all of the assets of the Limitada relating to the Gas Project, the Power Project or the Project as a whole, (B) the conduct by the Limitada of any business other than that which the Company is permitted to engage in pursuant to Section 2.4(a)(i), and (C) the liquidation or dissolution of the Limitada; and

              (ii) the approval of any commitments for Non-Budgeted Capital Items that individually, or together with all other Non-Budgeted Capital Items approved during the preceding 12-month period, exceed $3,000,000, shall require a Majority Vote and the affirmative vote of at least a majority of the Representatives on a per capita basis; and

              (iii) the following matters shall require a Majority Vote including the approval of the Representative appointed by one of Illinova or PMDC:

                     (A) the elimination from the scope of the Power Project of the construction of a substantial portion of the transmission lines currently contemplated as being constructed as a part of the Power Project;

                     (B) the timing of the reduction of the Commitments of the Cash Members pursuant to Section 4.10(a); and

                     (C) the voting by the Company of its interest in the Limitada in favor of an agreement between Maple and the Limitada with respect to an event of the type covered by Section 4.10, which agreement is other than as specified in said Section 4.10.

       (c) Successors to Representatives; Chairman. Each Representative serving on the Management Committee shall serve in such capacity until his successor or replacement shall have been appointed by the Member or Members that originally appointed such Representative. The appointment of any such successor or replacement, which decision may be made in the sole discretion of the appointing Member or Members from time to time, shall become effective upon the delivery by the appointing Member or Members of written notice to each other Member. As of the date hereof, the Management Members have notified each other of their respective initial appointments to the Management Committee. Maple shall serve as Chairman of the Management Committee until a successor is selected by Majority Vote. The Chairman shall preside at all meetings of the Management Committee.

       (d) Meetings. At least once each (i) calendar month prior to the Commencement of Commercial Operations and (ii) calendar quarter thereafter, regular meetings of the Management Committee shall be held on such date(s) and at such time(s) as may be determined by the Chairman of the Management Committee. Written notice stating the place, day and hour of each regular meeting of the Management Committee, together with an agenda briefly describing the matters to be considered by the Management Committee at such meeting, shall be delivered by the Chairman to every other Representative not less than 10 nor more than 60 Days prior to the date of the meeting. On or before the 21st Day prior to the delivery of such notice, the Chairman of the Management Committee shall circulate to the other Representatives an agenda describing the matters to be considered by the Management Committee at such meeting, and such Representatives shall have 14 Days following receipt of such initial agenda to request that additional items be added to such agenda. A copy of the final agenda for each meeting of the Management Committee (which agenda shall include such changes as may have been requested by the Representatives and/or proposed by the Chairman of the Management Committee) shall be delivered to the Representatives together with the notice of such meeting required above. Special meetings of the Management Committee may be called by written request of at least two Representatives, on at least 10 Days prior written notice to the other Representatives (which notice may be personally delivered or sent by telecopy, with confirmation of receipt by return telecopy and must contain a description of the matter or matters to be considered by the Management Committee at such special meeting). Although any matter or matters may be considered and discussed at a Management Committee meeting, unless the Representatives unanimously agree otherwise, only those matters included in the agenda for such meeting may be voted on at such meeting. Attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, unless such Representative attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not properly called or convened. If a Representative intends and in good faith attempts to attend or participate in a meeting of the Management Committee but is unable to do so for reasons that are beyond the reasonable control of such Representative or its appointing Member, the voting on any matters shall be delayed or postponed for a period of one Business Day or until the attendance or participation of such Representative can be arranged, whichever occurs first. Unless otherwise agreed upon by all Representatives, all meetings of the Management Committee shall be held at a location outside of the United States of America as determined by the Management Committee.

       (e) Action Without a Meeting; Telephone Conference Meeting. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting, and without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by (i) all Representatives, if the action being taken without a meeting requires unanimous approval of the Representatives, (ii) Representatives sufficient to meet the approval requirements of Sections 6.1(b)(ii) or (iii), if the action being taken without a meeting is of the type contemplated by such
Section 6.1(b)(ii) or (iii), as applicable or (iii) Representatives sufficient to yield a Majority Vote if the action being taken without a meeting is not covered by either clause (i) or (ii) immediately preceding. Any such consent shall be filed with the minutes of proceedings of the Management Committee and shall have the same force and effect as a vote at a meeting. Subject to the requirement for notice of such meetings, Representatives may participate in a meeting of the Management Committee by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened.

       (f) Designation; Powers. The Management Committee may delegate to one or more Persons, or designate one or more committees, that shall have and may exercise such of the powers and authority of the Management Committee with respect to the management of the business and affairs of the Company as may be provided in a written resolution of the Management Committee.

       (g) Substitution of Members. Each Representative on the Management Committee may designate one or more persons to act as its alternate, which alternate may replace such Representative at any meeting of the Management Committee.

       (h) Compensation of Representatives. The Representatives shall not be compensated for their services in such capacity.

       (i) Member Managed Company. The Members agree that the Company shall constitute a member managed limited liability company for purposes of the Act.

       (j) PUHCA Voting Matters. If at the time the Project commences the production of electricity for sale, (i) the Project or any Member that requires an exemption from PUHCA in order to vote fully its interest and to own and operate the Project (a "PUHCA-Restricted Member") shall have failed to obtain a determination from the Federal Energy Regulatory Commission of its status as an "exempt wholesale generator" pursuant to Section 32(a)(1) of PUHCA; or (ii) the Project shall have failed to qualify as a "foreign utility company" within the meaning of section 33 of PUHCA, or a PUHCA-Restricted Member shall have failed to obtain the State commission certification required by section 33(a)(2) of PUHCA for exemption of the Project as a "foreign utility company" pursuant to section 33(A)(1) of PUHCA (any such event being hereinafter referred to as a "PUHCA Exemption Event"), then the voting interest of the Representative appointed by such PUHCA-Restricted Member with respect to matters before the Management Committee shall not exceed the voting interest that corresponds to a 4.9% Sharing Ratio (regardless of the actual Sharing Ratio of such PUHCA-Restricted Member), and the remaining Sharing Ratio of such PUHCA-Restricted Member shall be voted pro rata by the Representatives appointed by the non-PUHCA-Restricted Members of the Management Committee in their sole discretion. If a PUHCA Exemption Event shall have occurred, then the PUHCA-Restricted Member and its Representative shall not take any actions that would constitute a controlling influence with respect to the Project, either through its interest in the Company or through any direct relationship with the Company, the Limitada or the Project, so as to make it necessary or appropriate for the Securities and Exchange Commission to subject such Member to the obligations, duties, and liabilities imposed by PUHCA upon "holding companies," as such term is defined in PUHCA. Notwithstanding the provisions of this Section 6.1(j) relative to voting, the Economic Interest of a PUHCA-Restricted Member shall equal the actual Economic Interest of such PUHCA-Restricted Member. At such time as the PUHCA-Restricted Member is permitted (insofar as PUHCA is concerned) to vote fully its interest and to own and operate the Project, the voting interest of such Member shall return to its original full interest and the restrictions on its ability to take actions that would constitute a controlling influence with respect to the Project shall no longer apply.

       6.2 MANAGEMENT. In connection with the management of the business and affairs of the Company, the Management Committee, subject to Section 6.1 shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.4(b) and to effectuate the purposes set forth in Section 2.4(a), including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;
(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person; (iv) the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments; (vi) the distribution of Company cash; (vii) the creation of offices (such as "President," "Vice-President," "Secretary," etc.) and the selection and dismissal of officers, employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of insurance for the benefit of the Company; (ix) the control of any matters affecting the rights and obligations of the Company, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (x) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

       6.3 NATURE OF THE RELATIONSHIP. (a) During the existence of the Company, each Member (acting through the Representative appointed by such Member) shall devote such time and effort to the Company business and operations as shall be necessary to perform its obligations hereunder; provided, however, it is specifically understood and agreed that no Member's Representative shall be required to devote full time to Company business, and except as provided in Section 6.3(b) immediately below, nothing contained in this Agreement shall be construed as restricting in any way the right and ability of Affiliates of the Members at any time and from time to time to engage in and possess interests in other business ventures of any and every type and description, independently or with others.

       (b) Each Member expressly acknowledges and agrees that its relationship to the Company and to each other Member, to the extent established by virtue of its execution of this Agreement and participation in the Project as the owner of a Company Interest, is strictly contractual in nature and, except to the extent provided in Section 2.7(b), is not that of partners, joint venturers or any similarly situated Persons. Accordingly, the Members acknowledge and agree that no Member owes the Company or any other Member a fiduciary or other duty as a result of its being a Member, and except with respect to the Project and as set forth in the proviso below:

              (i) neither the Company, any Member nor any other Person shall have any rights by virtue of this Agreement or the limited liability company relationship established hereby in any business venture of such Member or any of its Affiliates, and such Member and its Affiliates shall have no obligation to offer any interest in any such business ventures to, or otherwise account to, the Company, any Member or any other Person,

              (ii) the activities of any Affiliates of a Member that are in direct or indirect competition with the activities of the Company or any of its Affiliates are hereby approved by the Company and all Members, except that it is agreed that Maple shall not, and shall cause its Affiliates not to, (A) compete with the Company or the Limitada with respect to the sale by the Limitada of natural gas to the thermoelectric power generation facilities owned by Electro Ucayali S.A. or its successor located in the District of Yarinacocha, Province of Coronel Portillo, Department of Ucayali, Republic of Peru unless and to the extent the Limitada has elected not to pursue such sales (and if such power generation facilities are not available to the Limitada as a market for its natural gas, Maple shall, and shall cause its Affiliates to, give the Limitada priority with respect to purchasers of natural gas in the Pucallpa area as selected by the Limitada, up to a maximum volume of 3.6 MMCf per Day) and (B) compete against the Limitada's natural gas marketing efforts in the Pucallpa area, except that Maple and its Affiliates may sell refined products in the Pucallpa area to the extent such refined products are refined at the facilities of Maple or its Affiliates in the Pucallpa area from hydrocarbon production in the Ucayali Basin as described on Exhibit 6.3(b)(ii); and

              (iii) subject to the terms of Section 6.3(b)(ii), it shall be deemed not to be a breach of any obligation of any type whatsoever of a Member for such Member to permit one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Company or any of the Members; provided, however, that:

                     (A) any projects involving (1) expansions within the power plant site constituting a part of the Power Project or (2) oil and gas exploration and production activities (including the use of the Company's reserves) relating to the Cushabatay Sand formation within the geographic area covered by the License (the "Company Projects") may only be undertaken by the Company and not individually by any Member or its Affiliates, and

                     (B) with respect to any other projects involving the use of Gas Project assets (the "Related Gas Projects"), each Management Member and its Affiliates shall have the right, after the Commencement of Commercial Operations and provided that such

              Member or Affiliate thereof shall first offer to the other Management Members an opportunity to participate on a pro rata basis in such Related Gas Project on the same basis as such Member or Affiliate thereof, to utilize any Gas Project assets (to the extent of any excess capacity existing at the time such utilization commenced and expected to continue to exist) in exchange for (1) the payment to the Company of the "net incremental cost" associated with such usage and (2) the indemnification by such participating Members or their participating Affiliates of the Company and the Limitada for any loss, cost, damage or expense suffered or incurred by the Company or the Limitada as a result of such utilization of any Gas Project assets.

       (c) No Member shall take, or cause or permit its, or its Affiliates', officers, employees or agents (including its Representative) to take, any action that would bind or obligate the Company in any manner not expressly authorized by this Agreement or by the Management Committee. The Representative designated by each Member, and such Member, may grant or withhold their consent, approval or vote, in their sole judgment, as directed or otherwise determined by such Member, without regard to the interests of the other Members, it being understood that each Representative represents only the interests of the Member that appointed such Representative and each such Member shall have no fiduciary duty or other duty to represent or act in the best interests of any of the other Members.

       6.4 DEADLOCK RESOLUTION. In the event the Management Committee has voted on a matter covered by Section 6.1(b)(ii) and a Majority Vote has been obtained but the required per capita vote of the Representatives is deadlocked with three Representatives voting for such matter and three Representatives voting against such matter (such situation being herein referred to as a "Deadlock"), any Management Member shall have the right to invoke the following buy-sell procedures:

              (a) any Management Member may, by notice to the other Management Members, request that the Deadlock be resolved, and the Management Members shall negotiate in good faith for 30 Days to resolve such Deadlock or disagreement (it being agreed that if such Deadlock is not resolved by the Management Members on or before the 20th day of such 30-Day period, the Management Members shall refer such Deadlock to the appropriate senior management of such Management Members for resolution); and

              (b) if the Management Members shall not have resolved such Deadlock within such 30-Day period, then

                     (i) Any Management Member (the "Initiating Member") shall have the right to initiate the buy/sell procedure described in this Section 6.4(b) by delivering to the other Management Members a notice (the "Buy/Sell Notice") designating the price per Unit at which such Initiating Member would be willing to sell all, but not less than all, of its Company Interest or buy all, but not less than all, of the Company Interest of one of the other Management Members; it being agreed that (A) a Buy/Sell Notice may not be given with respect to a Deadlock for which a Buy/Sell Notice has already been given and (B) the Initiating Member must designate which other Management Member such sale or purchase would apply to and the other Management Member designated must be a Management Member whose Company Interest, if voted by such Member's

              Representative in favor of the Initiating Member's position on the issue that created the Deadlock, would eliminate the Deadlock (such other Management Member being herein referred to as the "Responding Member").

                      (ii) The Responding Member shall, by delivery of notice (the "Second Notice") given to the Initiating Member within 30 Days after the giving of the Buy/Sell Notice, elect to either (A) purchase all, but not a part, of the Company Interest of the Initiating Member for the designated price, or (B) sell all, but not a part of, its Company Interest to the Initiating Member for the designated price; provided, however, that (1) the transaction resulting from such election shall be subject to the preferential purchase right provisions set forth in Section 9.1(c) (except that the selling Member shall not be eligible to participate therein) and (2) if the Responding Member fails to deliver the Second Notice prior to the expiration of such 30-Day period, the Initiating Member shall have the right (but not the obligation) to notify the Responding Member of its desires to sell its Company Interest to the Responding Member at the designated price or purchase the Company Interest of the Responding Member at the designated price, which notice must be delivered on or before the 60th Day after the giving of the Buy/Sell Notice.

                      (iii) On the purchase date (which date shall be selected by the purchasing party but in no event later than 120 Days after the Buy/Sell Notice) and at a mutually agreeable closing location located in the Cayman Islands (or such other location as may be agreed upon by the selling Member and the purchasing Member), the selling Member shall sell, and the purchasing Member shall purchase, the selling Member's Company Interest for the designated price, which shall be payable in cash on such date and shall be effected pursuant to one or more instruments of the type contemplated by Sections 10.4 (a)(i) and (ii).

                      (iv) Notwithstanding anything to the contrary set forth herein, at any time prior to the 30th Day following the date of the Buy/Sell Notice, any Member may elect by notice to the other Management Members to resolve the Deadlock by acquiescing to the recommendation of the other Management Members, in which event any ongoing buy/sell transactions arising out of such Deadlock shall be terminated.

                      (v) The purchasing and selling Member shall cooperate with each other with respect to any purchase and sale pursuant to this Section 6.4, and shall act in a manner so as to effect an efficient continuation of the business and affairs of the Company.

                      (vi) If the purchasing party shall fail to complete its acquisition of the applicable Company Interest pursuant to this
              Section 6.4 for the reasons other than the breach by the selling Member of any of its obligations hereunder, the selling Member may elect (A) to purchase the purchasing Member's Company Interest for a purchase prior equal to 90% of the designated purchase price, with the closing of the purchase and sale of such Company Interest to take place within 15 Days after notice is given by the selling Member to the purchasing Member of its election to apply this provision, which notice must be given within 10 Days of such failure by the purchasing Member) or (B) to cancel the Buy/Sell Notice or the Second Notice, as the case may be.

                                   ARTICLE 7
                                INDEMNIFICATION

       7.1 RIGHT TO INDEMNIFICATION. (a) Subject to the limitations and conditions as provided in this Article 7, each Person (or Affiliate thereof) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or an Affiliate of such Person, (i) is or was a Member of the Company or (ii) was involved prior to the date hereof in negotiations to become a Member of the Company and either became a Member itself or had an Affiliate become a Member on or prior to December 8, 1995, shall be indemnified by the Company to the fullest extent permitted by the Act, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such Person (or Affiliate thereof) in connection with such Proceeding, and indemnification under this Article 7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The foregoing indemnity shall cover the matter described in Exhibit 14.15(a)(iv). The rights granted pursuant to this Article 7 shall be deemed contract rights, and no amendment, modification or repeal of this Article 7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 7 shall not apply to actions constituting bad faith, willful misconduct, gross negligence or breach of the provisions of this Agreement or any other Project Agreement.

       7.2    ADVANCE PAYMENT. The right to indemnification conferred in this
Article 7 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 7 or otherwise.

       7.3 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS. The Company, by adoption of a resolution by the Management Committee, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members under this Article 7; and, the Company may indemnify and advance expenses to Persons who are not or were not Members, officers, employees or agents of the Company but who are or were serving at the request of the Company as a member, manager, director, officer, agent or similar functionary of another foreign or domestic entity against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of its status as such a Person to the same extent that the Company may indemnify and advance expenses to Members under this Article 7.

       7.4 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Article 7 shall not be exclusive of any other right which a Member or other Person indemnified pursuant to Section 7.3 may have or hereafter acquire under any Law, provision of the Articles or this Agreement, agreement, vote of Members or otherwise.

       7.5 INSURANCE. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Member, officer, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, agent or similar functionary of another foreign or domestic entity against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 7.

                                   ARTICLE 8
                                     TAXES

       8.1 TAX RETURNS. The Company shall prepare and timely file all tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall deliver a copy of each such Company return to the Members on or before ten Days prior to the due date of any such return, together with such additional information as may be required by the Members in order for the Members to file their individual returns reflecting the Company's operations. The Company shall bear the costs of the preparation and filing of its returns.

       8.2 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

              (a)    to adopt the calendar year as the Company's fiscal year;

              (b)    to adopt the accrual method of accounting;

              (c) if a distribution of the Company's property as described in Code Section 734 occurs or upon a transfer of Company Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company's properties;

              (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code;

              (e) to elect (if available) to be classified as a partnership for United States federal and state tax purposes; and

              (f) any other election the Management Committee may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

                                   ARTICLE 9
                        DISPOSITION OF COMPANY INTERESTS

       9.1 DISPOSITIONS AND ENCUMBRANCES OF COMPANY INTERESTS. (a) General Restriction. A Member may not Dispose of or Encumber all or any portion of its Company Interest except in strict accordance with this Section 9.1. Any attempted Disposition or Encumbrance of all or any portion of its Company Interest, other than in strict accordance with this Section 9.1, shall be, and is hereby declared, null and void ab initio. The Members agree that breach of the provisions of this Section 9.1 may cause irreparable injury to the Company for which monetary damages (or other remedy at law) are inadequate in view of
(i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this
Section 9.1 may be enforced by specific performance.

       (b)    Dispositions of Company Interest.

              (i) General Restrictions. Subject to the terms of Sections 9.1(b)(ii), (c) and (d), a Member may only Dispose of all or any portion of its Company Interest with the approval of the Management Committee (which approval shall not be unreasonably withheld); provided, however, that the approval requirement set forth in this sentence shall not apply to the following Dispositions:

                     (A) Dispositions by a Member of all or any portion of its Company Interest to another Member or to an Affiliate of the Member desiring to effect such Disposition; or

                     (B) Dispositions arising as a result of the death, dissolution or bankruptcy of a Member, all of which are governed by Article 10;

              (ii) Admission of Assignee as a Member. Each Assignee that receives a Company Interest and was not theretofore a Member shall only be admitted to the Company as a Member effective upon the approval of a majority of the Members (other than the Member from whom the Assignee acquired its Company Interest) on a per capita basis (which approval may be withheld or granted in the sole discretion of each such Member). If an Assignee is admitted to the Company as a Member, it shall cease to have the status of an Assignee. If an Assignee requests admission, but such request is denied in accordance with this Section 9.1(b)(ii), the Assignee shall continue to have the status of an Assignee and shall only have the rights of an assignee under Section 18-702(b)(1) of the Act.

       (c)    Preferential Purchase Right.

              (i) Procedure. Should any Member at any time desire to Dispose of all or a portion of its Company Interest (except to an Affiliate of such Member, in which case the provisions of this Section 9.1(c) shall not apply), such Member (the "Disposing Member") shall promptly give notice thereof (the "Disposition Notice") to the Company and the other Members. The Disposition Notice shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer, the purchase price (and any related information that is required by Section 9.1(c)(ii)), the quantum of Company Interest that is the subject of the Disposition, and any other terms and conditions of the proposed Disposition. The Management Members shall have the preferential right to acquire such Company Interest for the same purchase price, and on the same terms and conditions, as are set forth in the Disposition Notice, except as provided otherwise in this Section 9.1(c). Each Management Member (other than the Disposing Member if a Management Member) shall have 30 Days following its receipt of the Disposition Notice in which to notify the Disposing Member whether such Management Member desires to exercise its preferential right; provided, however, that, if any Person elects to require arbitration pursuant to Section 9.1(c)(ii)(B) and Article 11, then the applicable deadline for all Management Members for delivering such notice shall be 15 Days following the determination to be made pursuant to such arbitration. (A notice in which a Member exercises such right is referred to herein as an "Exercise Notice," and a Member that delivers an Exercise Notice is referred to herein as a "Purchasing Member"). Any Member that does not respond during the applicable period shall be deemed to have waived such right. If there is more than one Purchasing Member, each Purchasing Member shall participate in the purchase in the same proportion that its Sharing Ratio bears to the aggregate Sharing Ratios of all Purchasing Members (or on such other basis as the Purchasing Members may mutually agree).

              (ii) Non-Cash Consideration. If any portion of the purchase price, as disclosed in the Disposition Notice, is to be paid in a form other than cash, the following procedures shall be applicable:

                     (A) If any portion of the purchase price is to be represented by a promissory note (which term shall include any form of deferred payment obligation), the Disposition Notice shall set forth the terms of such promissory note. With respect to such portion of the purchase price, each Purchasing Member shall have the option (to be elected in its Exercise Notice), either (y) to deliver an equivalent promissory note, or (z) to pay in cash an amount equal to the principal amount of such promissory note.

                     (B) If any portion of the purchase price is to be payable in a form other than cash or a promissory note, the Disposition Notice shall set forth the Disposing Member's best estimate of the fair market value thereof. If one or more Purchasing Members disagree with such estimate, and if such disagreement is not resolved within 20 Days following delivery of the Disposition Notice, any such Person, by notice to the others, may require the determination of fair market value to be determined by arbitration pursuant to Article 11. With respect to such portion of the purchase price, each Purchasing Member shall have the option, to be elected in its Exercise Notice, either (y) to make such portion of the price in the same form as is specified in the Disposition Notice, or (z) to pay in cash the fair market value of such portion of the price, as so determined by agreement or arbitration.

              (iii) Closing. If the preferential right is exercised in accordance with Section 9.1(c)(i), the closing of such purchase shall occur at the principal place of business of the Company on the 30th Day after the expiration of the preferential right period (or, if later, the fifth Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase), unless the Disposing Member and the Purchasing Members agree upon a different place or date. At the closing, (A) the Disposing Member and the Purchasing Members shall execute and deliver to each other (y) an assignment of the Company Interest described in the Disposition Notice, in form and substance reasonably acceptable to such Persons and (z) any other instruments reasonably requested by the Disposing Member or the Purchasing Members to give effect to the purchase, (B) the Purchasing Members shall deliver to the Disposing Member the purchase price specified in the Disposition Notice in immediately available funds, subject to any modifications thereof required by Section 9.1(c)(ii) and (C) the Purchasing Members shall, on a pro rata basis, reimburse the prospective acquirer identified in the Disposition Notice for all costs and expenses incurred by such prospective acquirer in connection with its due diligence investigation of the Project, upon presentation of a reasonably detailed invoice therefor, up to a maximum amount equal to the lesser of (1) $500,000 and (2) 5% of the purchase price specified in the Disposition Notice.

              (iv) Waiver of Preferential Right. If no Management Members deliver an Exercise Notice prior to the deadline therefor set forth in
       Section 9.1(c)(i), the Disposing Member shall have the right, subject to compliance with the provisions of this Section 9.1, to Dispose of the Company Interest described in the Disposition Notice to the proposed Assignee strictly in accordance with the terms of the Disposition Notice for a period of 60 Days after the expiration of the preferential right period. If, however, the Disposing Member fails so to Dispose of the interest within such 60-Day period, the proposed Disposition shall again become subject to the preferential right set forth in this Section 9.1(c).

       (d) Requirements Applicable to All Dispositions and Admissions. In addition to the requirements set forth in Section 9.1(b) or (c), as applicable, any Disposition of a Company Interest or any portion thereof and any admission of an Assignee as a Member, shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Management Committee may waive any of the following requirements:

              (i) Disposition Documents. The following documents must be delivered to the Members and must be satisfactory, in form and substance, to the Management Committee:

                     (A) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

                     (B) Ratification of Agreement. An instrument, executed by the Member making the Disposition and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.1(d)(i)(A):

                            (1)    the notice address of the Assignee;

                            (2) after giving effect to the Disposition, the Sharing Ratios and (if the Assignee is to be admitted as a Member) the Commitments of the Member effecting the Disposition and its Assignee (which together must total the Sharing Ratio and the Commitment of the Member effecting the Disposition before the Disposition);

                            (3) if the Assignee is to be admitted as a Member, (aa) the Assignee's ratification of this Agreement and agreement to be bound by it, and (bb) its confirmation that the representations and warranties in Section 14.15(a) are true and correct with respect to it;

                            (4) if the Assignee is not to be admitted as a Member, an acknowledgment by the Assignee that the Company Interest acquired by it is subject in all respects to this Agreement; and

                            (5) representations and warranties by the Member and its Assignee (aa) that the Disposition (and admission, if applicable), is being made in accordance with all applicable Law, and (bb) that the matters set forth in Sections 9.1(d)(i)(C) and (D) are true and correct.

                     (C) Securities Law Opinion. Unless the Company Interest (or portion thereof) subject to the Disposition is registered under the Securities Act and any applicable state securities Law, a favorable opinion of the Company's legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition (and admission, if applicable) is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws.

                     (D) Restrictions on Disposition of Interests in a Member. The Company must receive a favorable opinion of the Company's legal counsel or legal counsel acceptable to the Management Committee to the effect that the Disposition would not result in the Company's being considered to have been terminated within the meaning of Code Section 708.

                     (E) OPIC Requirement. The Member effecting such Disposition shall have proved to the satisfaction of the Management Committee that such Disposition will not result in the Company failing to be in compliance with OPIC's United States percentage ownership requirements.

              (ii) Payment of Expenses. The Member effecting a Disposition and its Assignee shall pay, or reimburse the Company for, all costs and expenses incurred by the Company in connection with the Disposition (and admission, if applicable), including the legal fees incurred in connection with the legal opinions referred to in Section 9.1(d)(i)(C) and (D), on or before the tenth Day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.

              (iii) Effective Date. Each Disposition (and admission, if applicable) complying with the provisions of this Section 9.1 is effective as of the first calendar Day of the month immediately succeeding the month in which all of the requirements of this Section 9.1(d) have been met.

       (e) Encumbrances of Company Interest. A Member may not Encumber all or any portion of its Company Interest without the consent of the Management Committee; provided, however, that this Section 9.1(e) shall not apply to Encumbrances by a Member in favor of one or more lenders providing financing to the Company as contemplated by Section 4.9, provided that the terms of the instruments creating such Encumbrance are acceptable to the Management Committee. If the Management Committee consents to the creation by a Member of an Encumbrance on its Company Interest (other than in connection with a project financing of the type contemplated by Section 4.9), the Member effecting such Encumbrance shall ensure that the applicable secured party (i) acknowledges the rights of the Members under Section 9.1(c) and Article 10 and (ii) agrees to allow the exercise of such rights prior to any foreclosure by such secured party or its assignees on the Company Interest subject to such Encumbrance.

       9.2 DISPOSITIONS OF INTERESTS IN A MEMBER. Unless waived by the Management Committee, no Member may cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition the Company would be considered to have terminated within the meaning of Code
Section 708.

                                   ARTICLE 10
                                 BUYOUT OPTION

       10.1 BUYOUT EVENTS. This Article 10 shall apply to any of the following events (each a "Buyout Event"):

              (a)    a Member shall dissolve, Resign or become a Bankrupt
       Member; or

              (b)    a Member shall be the subject of a Change of Control.

In each case, the Member with respect to whom a Buyout Event has occurred is referred to herein as the "Affected Member."

       10.2 PROCEDURE FOR MEMBER-RELATED BUYOUT EVENTS. If a Member shall suffer a Buyout Event, the Affected Member (or its representative) shall promptly give notice thereof to the Company and the other Management Members. Upon the occurrence of a Buyout Event with respect to a Member, (a) if the Buyout Event is of the type described in Section 10.1(a), the Company, and to the extent the Company does not exercise same, the Management Members (other than the Affected Member) on a pro rata basis and (b) if the Buyout Event is a Change of Control, the Management Members (other than the Affected Member) on a pro rata basis, shall have the option to acquire the Company Interest of the Affected Member. In the case of Buyout Events of the type described in Section 10.1(a), the Company shall have the first right to acquire the Company Interest of an Affected Member and may exercise such right by notifying the Affected Member (or its representative) of such exercise within 30 Days following the later of (i) the occurrence of such Buyout Event and (ii) the receipt by the Company of the Affected Member's notice (such 30-Day period being herein referred to as the "Company Option Period"). If the Company does not respond during the Company Option Period, the Company shall be deemed to have waived its right. If the Company elects or is deemed to have waived its right to acquire the Company Interest of an Affected Member, or if the Company only elects to acquire a portion of the Company Interest of an Affected Member, each of the Management Members (other than the Affected Member) shall have the option to acquire the Company Interest of the Affected Member, to the extent the Company has not elected to do so. In such event, or in the case of a Buyout Event consisting of a Change of Control, the Management Members (other than the Affected Member) may exercise such right by notifying the Affected Member (or its representative) and the Company of the exercise within 30 Days following
(A) if applicable, the date on which the Company notified the Management Members of its decision with respect to its option to acquire the Company Interest of the Affected Member or was deemed to have waived such option, whichever occurs first or (B) if the Buyout Event is a Change of Control, the later of the occurrence of such Buyout Event and the receipt by the Management Members of the Affected Member's notice as required by the first sentence of this Section 10.1. If more than one Management Member exercises its right, the exercising Management Members shall participate in the purchase on a pro rata basis.

       10.3 PURCHASE PRICE. The Person that is required to sell its Company Interest pursuant to this Article 10 is referred to herein as the "Seller," and the Persons that exercise a right to purchase a Company Interest pursuant to this Article 10 are referred to herein as the "Buyers." The purchase price for a Company Interest being purchased pursuant to this Article 10 (the "Purchase Price") shall be determined as provided in this Section 10.3. The Seller and the Buyers shall attempt to agree upon the fair market value of the applicable Company Interest. If those Persons do not reach such agreement on or before the 30th Day following the expiration of the Company Option Period (or the 30th Day following the date on which the last Buyer exercised or waived its Option, if applicable), any such Person, by notice to the others, may require the determination of fair market value to be made by arbitration pursuant to
Article 11. Following the determination of fair market value by agreement or arbitration (the "Fair Market Value"), the Purchase Price shall be determined and paid in accordance with the following procedures:

              (a) the Purchase Price shall be the Fair Market Value; provided, however, that if the Buyout Event is the Resignation or Change of Control of the Affected Member, then the Purchase Price shall be (i) the Fair Market Value less (ii) the amount of all monetary damages suffered by the Company and the other Members as a result of such Resignation or Change of Control (including indirect, incidental and consequential damages); and

              (b) at the closing, the Buyers shall pay the Seller 25% of the Purchase Price and the remainder of the Purchase Price shall accrue interest from the date of closing at a rate per annum equal to the minimum rate chargeable under the Code without triggering the imputation of interest for federal income tax purposes and shall be paid by the Buyers in equal cash installments on a semi-annual basis over a 5 year period.

The payment to be made to the Seller pursuant to this Article 10 shall be in complete liquidation and satisfaction of all the rights and interest of the Seller (and of all Persons claiming by, through, or under the Seller) in and in respect of the Company, including any rights against the Company and (insofar as the affairs of the Company are concerned) against the other Members, and constitutes a compromise to which all Members have agreed pursuant to Section 18-502(b) of the Act.

       10.4 CLOSING. If an option to purchase is exercised in accordance with the other provisions of this Article 10, the closing of such purchase shall occur at a mutually agreeable location in the Cayman Islands on the 30th Day after the determination of the Fair Market Value pursuant to Section 10.3 (or, if later, the fifth Business Day after the receipt of all applicable regulatory and governmental approvals to the purchase), unless the parties to such closing agree upon a different place or date. At the closing, (a) the Seller shall execute and deliver to the Buyers (i) an assignment of the Seller's Company Interest, in form and substance reasonably acceptable to the Buyers, containing a general warranty of title as to such Company Interest (including that such Company Interest is free and clear of any Encumbrances), and (ii) any other instruments reasonably requested by the Buyers to give effect to the purchase; and (b) the Buyers shall deliver to the Seller (i) the portion of the Purchase Price required to be paid at the closing, in immediately available funds, and
(ii) one or more unsecured promissory notes reflecting the payment terms established in Section 10.3.

       10.5 RELATIONSHIP OF BUY-OUT, DISSOLUTION AND DISPOSITION PROVISIONS. The following sets forth the relationship among this Article 10, Section
9.1 (regarding Dispositions of Company Interests and admission of Assignees),
Section 3.4 (regarding Resignations of Members) and Section 12.1 (regarding dissolution):

              (a) Dissolution. If the Buyout Event is the dissolution of the Affected Member, then the Affected Member shall automatically cease to be a Member upon the occurrence of such Buyout Event, and such Buyout Event shall constitute a Dissolution Event under Section 12.1(a)(ii). If the other Members purchase the Affected Member's Company Interest pursuant to this Article 10, the Assignees of such Affected Member shall have no further rights with respect to such Company Interest (except the right to receive the Purchase Price in accordance with Sections 10.3 and 10.4), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Company Interest pursuant to this Article 10, then the following procedures will apply. If a Continuation Election is not made, the Assignees of the Affected Member shall receive the applicable liquidating distribution described in Section 12.2(c)(iii). If a Continuation Election is made, the Assignees of the Affected Member may request admission to the Company as Members pursuant to Section 9.1(b)(ii). If such Assignees do not request admission, or if they request admission and it is not granted pursuant to Section 9.1(b)(ii), then such Assignees shall remain Assignees and shall only have the rights of an assignee under Section 18-702(b)(1) of the Act.

              (b) Bankruptcy. If a Buyout Event occurs as a result of the Affected Member becoming a Bankrupt Member, then the Affected Member shall not cease to be a Member, but such fact shall constitute a Dissolution Event under Section 12.1(a)(ii). If the other Members purchase the Affected Member's Company Interest pursuant to this Article 10, the Affected Member shall have no further rights with respect to such Company Interest (except the right to receive the Purchase Price in accordance with Sections 10.3 and 10.4), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Company Interest pursuant to this Article 10, then the following procedures will apply. If a Continuation Election is not made, the Affected Member shall receive the applicable liquidating distribution described in Section 12.2(c)(iii). If a Continuation Election is made, the Assignees of the Affected Member may request admission to the Company as Members pursuant to Section 9.1(b)(ii). If such Assignees do not request admission, or if they request admission and it is not granted pursuant to Section 9.1(b)(ii), then such Assignees shall remain Assignees and shall only have the rights of an assignee under Section 18-702(b)(1) of the Act. If there are no Assignees of the Affected Member, the Affected Member shall be deemed to be an Assignee and shall only have the rights of an assignee under Section 18-702(b)(1) of the Act.

              (c) Resignation. If the Buyout Event is the Resignation of the Affected Member, then the Affected Member shall automatically cease to be a Member upon such Resignation, and such Resignation shall constitute a Dissolution Event under Section 12.1(a)(ii). If the other Members purchase the Affected Member's Company Interest pursuant to this Article 10, the Affected Member shall have no further rights with respect to such Company Interest (except the right to receive the Purchase Price in accordance with Sections 10.3 and 10.4), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Company Interest pursuant to this Article 10, then the following procedures will apply. If a Continuation Election is not made, the Affected Member shall receive the applicable liquidating distribution described in Section 12.2(c)(iii), less any damages owed by the Affected Member to the Company and the Members pursuant to Section 3.4. If a Continuation Election is made, the Affected Member shall be deemed to be an Assignee and shall only have the rights of an assignee under Section 18-702(b)(1) of the Act.

              (d) Change of Control. If the Buyout Event is the Change of Control of the Affected Member, then the Affected Member shall not cease to be a Member and such Buyout Event, in itself, shall not constitute a Dissolution Event. If the other Members purchase the Affected Member's Company Interest pursuant to this Article 10, however, (i) such purchase shall constitute an Expulsion of the Affected Member and, therefore, a Dissolution Event under Section 12.1(a)(ii), and (ii) the Affected Member shall have no further rights with respect to such Company Interest (except the right to receive the Purchase Price in accordance with

       Sections 10.3 and 10.4), regardless of whether a Continuation Election is made. If, however, the other Members do not purchase the Affected Member's Company Interest, then such Affected Member shall remain a Member, and no Dissolution Event shall have occurred.

                                   ARTICLE 11
                                  ARBITRATION

       11.1 SUBMISSION OF DISPUTES TO ARBITRATION. (a) This Article 11 shall apply to any of the following types of disputes (each a "Dispute"):

              (i) any dispute as to fair market value under Section 9.1(c)(ii) or 10.3;

              (ii) any dispute as to any accounting or tax issue under this Agreement; or

              (iii)  except for disputes described in the foregoing paragraphs
       (i) and (ii), (A) any dispute regarding the construction, interpretation, performance, validity, termination, or enforceability of any provision of the Certificate of Formation or this Agreement, or whether any Person is in compliance with, or breach of, any provisions of the Certificate of Formation or this Agreement, or (B) any other dispute of a legal nature arising under the Certificate of Formation or this Agreement, it being intended that this Section 11.1(a)(iii) shall not include any disputes of a purely business nature, such as disputes as to business strategy.

With respect to a particular Dispute, each Person that is a party to such Dispute (whether a Member or other Person) is referred to herein as a "Disputing Party."

       (b) If the Disputing Parties are unable to resolve a Dispute on or before the 30th Day following written notice of such Dispute from a Disputing Party to every other Disputing Party (or, in the case of Disputes described in Section 9.1(c)(ii) or 10.3, the time period set forth in such Section), which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, any Disputing Party may, by delivery of written notice to every other Disputing Party, require that each Disputing Party nominate a member of its senior management team for the purpose of meeting at mutually agreeable time and place to resolve such Dispute. Such meeting shall take place on or before the 15th Business Day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 Business Days following such meeting (or if a Disputing Party fails to designate a member of its senior management team), any Disputing Party may submit such Dispute to binding arbitration under this Article 11 by notifying the other Disputing Parties (an "Arbitration Notice"). Any Arbitration Notice must include a general description of the Dispute and a reference to the fact that such Dispute is being referred to arbitration under this Article 11. Except as otherwise expressly provided herein to the contrary, arbitration pursuant to this Article 11 shall be the exclusive method of resolving Disputes other than through agreement of the Disputing Parties.

       11.2 SELECTION OF ARBITRATOR. Promptly following the delivery by a Disputing Party to the other Disputing Parties of an Arbitration Notice, the Disputing Parties shall endeavor to agree upon a panel of three arbitrators. If on or before the 15th Day following the delivery of an Arbitration Notice they have not so agreed, then:

              (a)    if there are two Disputing Parties, each Disputing Party,

              (b) if there are more than two Disputing Parties, each set of Disputing Parties taking the same side of the dispute, or

              (c) if there are more than two Disputing Parties and more than two sides to the dispute, the Disputing Party or group of Disputing Parties with the largest aggregate Sharing Ratio of all Disputing Parties and the remaining Disputing Parties collectively, by notice to the other Disputing Party(s), may designate one arbitrator. The two arbitrators designated as provided in the immediately preceding sentence shall endeavor to designate promptly a third arbitrator. If a Disputing Party or group of Disputing Parties having the fight to designate an initial arbitrator has not done so on or before the 15th day following the delivery of an Arbitration Notice, or if the two initially designated arbitrators have not designated the third arbitrator by the 15th day following the designation of the second of such initially designated arbitrators, any Disputing Party may request the International Chamber of Commerce to designate the remaining arbitrator(s). If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Person entitled to designate that arbitrator shall designate a successor.

       11.3 CONDUCT OF ARBITRATION. (a) The arbitration shall be conducted in Washington, D.C., or such other place as the Disputing Parties may agree. The arbitrators shall set the date, the time, and the place of the hearing, which must commence on or before the 30th Day following the designation of the third arbitrator. The hearing may be adjourned to later times and dates as the arbitrators determine. The arbitration shall be conducted under the rules of the International Chamber of Commerce not inconsistent with the provisions of this Agreement. In connection with any such arbitration, the arbitrators shall construe this Agreement in a manner consistent with the choice of law provisions set forth in Section 14.7. The arbitrators shall endeavor to notify any Disputing Party not present of any adjournment to other dates or places; however, the proceedings may continue in the absence of any Disputing Party that has received notice of the date, the time, and the place of the initial session of the hearing. All hearings shall be conducted in English.

       (b) The arbitrators shall endeavor to render their decision on or before the 30th Day following the last session of the hearing. The arbitrators' decision shall be set forth in a writing that includes an explanation of the reasons for such decision and an allocation of the fees and expenses of the arbitrators to the Disputing Parties based on the relative extent to which they do not prevail on their positions. Each Disputing Party against which the decision assesses a monetary obligation shall pay that obligation on or before the 30th Day following the decision or such other date as the decision may provide.

       (c) The decisions of the arbitrators are final and binding on all Disputing Parties and are not subject to appeal. The decisions of the arbitrators may be enforced in any court of competent jurisdiction, and the Disputing Parties authorize any such court to enter judgment on the arbitrators' decisions.

       (d)    Pending the outcome of any arbitration conducted pursuant to this
Article 11, the Members shall be obligated to continue to perform their respective obligations hereunder.

       (e) Each of the Disputing Parties hereby undertakes to carry out without delay the provisions of any arbitral award or decision.

       11.4 EXCLUSIVITY. EXCEPT AS EXPRESSLY PROVIDED HEREIN TO THE CONTRARY, EACH MEMBER AGREES THAT ARBITRATION UNDER THIS ARTICLE 11 IS THE EXCLUSIVE METHOD FOR RESOLVING ANY DISPUTE AND THAT IT WILL NOT COMMENCE AN ACTION OR PROCEEDING BASED ON A DISPUTE, EXCEPT TO ENFORCE ARBITRATORS' DECISIONS AS PROVIDED IN TIES ARTICLE 11 OR TO COMPEL THE OTHER MEMBERS TO PARTICIPATE IN ARBITRATION UNDER THIS ARTICLE 11.

                                   ARTICLE 12
                    DISSOLUTION, WINDING UP AND TERMINATION

       12.1 DISSOLUTION. (a) Subject to Section 12.1(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

              (i)    the unanimous consent of the Management Committee;

              (ii) a Member becomes a Bankrupt Member or the death, Resignation, Expulsion or dissolution of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company;

              (iii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

              (iv)   the close of Company business on December 31, 2045.

       (b) If a Dissolution Event described in Section 12.1(a)(ii) shall occur and there shall be at least two other Members remaining, the Company shall not be dissolved, and the business of the Company shall be continued, if all of the remaining Members so agree within 90 Days of the occurrence of such Dissolution Event (such agreement is referred to herein as a "Continuation Election").

       12.2 WINDING UP AND TERMINATION. On the occurrence of a Dissolution Event, unless a Continuation Election is made in the case of Dissolution Events of the type described in Section 12.1(a)(ii), the Management Committee (excluding the vote of the Representative whose appointing Member has suffered a Dissolution Event) shall select one or more Members to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

              (a) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

              (b) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any advances described in Section 4.5) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

              (c) all remaining assets of the Company shall, subject to the terms of Section 2.9, be distributed to the Members as follows:

                     (i) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Members in accordance with the provisions of
              Article 5;

                     (ii) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                     (iii) Company property shall be distributed among the Members in accordance with Section 5.3; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Company Interest and all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

       12.3 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member's capital account.

       12.4 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

                                   ARTICLE 13
                   BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

       13.1 MAINTENANCE OF BOOKS. The Members shall keep or cause to be kept at the principal office of the Company complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of its Members and each committee of the Members. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company; a copy of the Certificate of Formation and this Agreement and all amendments thereto; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company's tax returns for the Company's six most recent tax years.

       13.2 REPORTS. The Management Committee may cause to be prepared and delivered to the Members such other reports as it may deem appropriate from time to time. The Company shall bear the costs of all such financial statements and reports.

       13.3 ACCOUNTS. The Members shall establish one or more separate bank and investment accounts and arrangements outside the United States for the Company, which shall be maintained in the Company's name with financial institutions and firms that the Management Committee deems appropriate. The Members may not commingle the Company's funds with the funds of any Member; provided, however, that the Company funds may be invested in a manner the same as or similar to the Members' investment of their own funds or investments by their Affiliates.

                                   ARTICLE 14
                               GENERAL PROVISIONS

       14.1 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member or any of its Affiliates owes the Company which are then due and payable may be deducted from that sum before payment.

       14.2 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective (a) upon receipt if sent by personal delivery, mail, courier, telegram or cablegram or (b) upon the sender's receipt of electronic confirmation of transmission, if sent by telex or facsimile during regular business hours on a Business Day or (if not sent during regular business hours or on a Business Day, on the next succeeding Business Day). All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 9.1(d)(i)(B) or 3.3, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Management Members. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

       14.3 ENTIRE AGREEMENT, SUPERSEDURE. This Agreement and any agreements of even date herewith among the Members constitutes the entire agreement of the Members and their Affiliates relating to the formation and organization of the Company and supersedes all prior contracts or agreements among such Persons with respect to such matters, whether oral or written.

       14.4 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

       14.5 AMENDMENT OR RESTATEMENT. This Agreement may be amended or restated only by a written instrument adopted, executed and agreed to by the Management Committee; provided, however, that (a) an amendment or restatement reducing a Member's Sharing Ratio or increasing its Commitment (other than to reflect changes expressly contemplated by this Agreement) is effective only with that Member's consent, (b) an amendment or restatement reducing the required Sharing Ratio or other measure for any consent or vote in this Agreement is effective only with the consent of Members having the Sharing Ratio or other measure theretofore required, (c) amendments of the type described in Section 6.1(b)(i) may be adopted as therein provided and (d) amendments of the type described in Section 3.3 may be adopted as therein provided.

       14.6 BINDING EFFECT, NO THIRD-PARTY BENEFICIARIES; REMEDIES NOT EXCLUSIVE. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns. Except to the extent Article 7 hereof provides otherwise, this Agreement is solely for the benefit of the Members and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Except as otherwise expressly stated in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

       14.7 GOVERNING LAW, SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate of Formation, or (b) any mandatory, non-waivable provision of the Act, such provision of the Certificate of Formation or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the regulations of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law.

       14.8 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

       14.9 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

       14.10 LANGUAGE. This Agreement has been drafted and executed in English, and the English version shall prevail over any translations.

       14.11 INDEMNIFICATION. To the fullest extent permitted by Law, each Member shall indemnify the Company and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorney's fees) they may incur on account of any breach by the indemnifying Member of any of its representations, warranties or obligations under this Agreement.

       14.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

       14.13 DIRECTLY OR INDIRECTLY; WITHOUT LIMITATION. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Throughout this Agreement, the term "including" and words to the same or similar effect shall be interpreted and construed to mean "including without limitation."

       14.14 REFERENCES. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Unless otherwise expressly provided, all references to "Articles" or "Sections" are to Articles or Sections of this Agreement and all references to "Exhibits" are to the exhibits attached hereto, each of which is made a part hereof for all purposes.

       14.15 REPRESENTATIONS AND WARRANTIES. (a) Each Member hereby represents and warrants to the Company and each other Member that

              (i) It is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation. It has all requisite power and authority to enter into and to perform its obligations under this Agreement.

              (ii) Its execution, delivery, and performance of this Agreement have been duly authorized, and do not and will not (A) violate any law, rule, regulation, order, or decree applicable to it, (B) violate its organizational documents or (C) contravene or constitute a default or breach under any instrument, indenture, agreement or other obligation to which it or one of its Affiliates is a party or by which it or such Affiliate is bound; provided, however, that with respect to Maple, such representation and warranty shall be subject to the receipt by Maple or Maple Peru of any consents or approvals by PeruPetro S.A., the making by Maple or Maple Peru of any notices, registrations, recordations or filings, or the taking of any other actions by PeruPetro S.A., any public registrar, the government of Peru or any ministry, agency or instrumentality thereof, in each case, to the extent same is required in order to effect the Maple Assignment (such matters being herein referred to as the "Maple Assignment Approvals").

              (iii) This Agreement is a legal and binding obligation of that Member, enforceable against that Member in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity.

              (iv) Except as described in Exhibit 14.15(a)(iv), there is no litigation pending or, to the best of its knowledge, threatened to which that Member or any of its Affiliates is a party that, if adversely determined, could have a material adverse effect on the financial condition, prospects, or business of the Project or that Member's ability to perform its obligations under this Agreement.

              (v) In the case of Scudder, the financial statements provided by such Member to the other Members fairly present the financial position and results of operations of such Member for the fiscal periods covered thereby, and each of such financial statements has been prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto). Since the dates of such financial statement, no event has occurred that has had a material adverse impact on the financial position of Scudder. Scudder also represents and warrants to the Company and each other Member

       (i) the only owners of equity interests in Scudder are CMS Generation Co., Corporacion Andina de Fomento, the International Finance Corporation and NRG International, Inc., (ii) each such member has entered into a Class A Member Share Subscription Agreement dated July 14, 1995, with Scudder (as to each such member its "Subscription Agreement"), (iii) pursuant to its Subscription Agreement each member has agreed to invest in Scudder an amount equal to $24,791,175 (which commitment amount is inclusive of commitments by such member to an Affiliate of Scudder known as Scudder Latin American Power I-C)(iv) as of the date hereof, the Project Committee of Scudder has not approved investments by Scudder that, when taken together with investments that have been approved by the Project Committee for Scudder Latin American Power I-C, exceed an amount that would cause the aggregate remaining uncommitted subscription obligations of the members of Scudder to be less than the amount of Scudder's Commitment hereunder.

              (vi) In connection with the Project, neither it nor any of its agents has (A) violated any applicable law of the United States, Peru or any other jurisdiction that may be applicable to the Project, the Company or such member, (B) made any expenditure for other than lawful purposes, (C) made, promised or authorized any payment or any gift of anything of value to any government officials or customer representatives, except such payments as are required by law and made to such officials or representatives in other than their individual capacities, or (D) otherwise taken any action that would constitute a violation of the United States Foreign Corrupt Practices Act, 15 U.S.C.
       Section 78dd-1 et seq.

              (vii) Such Member is not acquiring its Company Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

       (b) In connection with the initial formation of the Company and the Maple Assignment, Maple hereby represents and warrants to the Company and each other Member that:

              (i) The Company is a Limited Liability Company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is not in violation of or default under any provision of its Certificate of Formation or the Original L.L.C. Agreement, or any law or regulation applicable to it. The Company is not qualified to transact business as a foreign entity in any jurisdiction and such qualification is not now required.

              (ii) The Original L.L.C. Agreement is valid, subsisting, in full force and effect and enforceable in accordance with its terms, and neither Maple nor the Organizational Member is in default in any respect thereunder.

              (iii) As of the date hereof and except for certain bank accounts that have been opened by the Company, the Company is not a party to or otherwise bound by any agreement, contract or other commitment (whether oral or written), does not own any property or assets (whether tangible or intangible), and has no employees.

              (iv) As of the date hereof the Company has no liabilities or obligations, whether known or unknown, absolute or contingent, or otherwise, and whether due or to become due, and neither Maple nor the Organizational Member is aware of any basis for any claim against the Company for any liability or obligation. There is no action, suit, proceeding or investigation pending or threatened against the Company, and neither Maple nor the Organizational Member is aware of any basis therefor.

              (v) Maple and the Organizational Member are the sole members of the Company, and they are the sole beneficial owners and record holders of their respective Company Interests, free and clear of any encumbrance, security interest, limitation or adverse claim of any kind. Except for this Agreement, there are no options, warrants, rights or agreements of any nature obligating the company to issue, directly or indirectly, any units or other Company Securities, or otherwise to admit any Person as a member of the Company.

              (vi) Maple Peru is a branch duly created and validly existing in accordance with the laws of Peru, as evidenced by Public Deed Number 2003 dated November 2, 1993, granted before the faith of Dr. Ricardo Fernandini Barreda, Public Notary of the City of Lima, Peru, and registered in the Public Commercial Registry (Registro Mercantil) of Lima in Record No. 102512, and in Entry 1, Page 405, Volume 11 of the Operating Contractors' Book of the Public Hydrocarbons Registry (Libro de Contratistas de Operaciones del Registro Publico de Hidrocarburos).

              (vii) Maple has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Maple Assignment Agreement and to cause Maple Peru to execute and deliver, and to perform its obligations under the Maple Assignment.

              (viii) The execution, delivery and performance by Maple of the Maple Assignment Agreement, and the taking by Maple of such action as may be necessary to cause Maple Peru to execute, deliver and perform the Maple Assignment Agreement, have been duly authorized by all requisite corporate action on the part of Maple.

              (ix) Except for the Maple Assignment Approvals, the execution and delivery by Maple and Maple Peru of the Maple Assignment Agreement or the other documents contemplated thereby, and the consummation by each such Person of the transactions contemplated thereby or compliance by each such Person with any of the terms thereof, does not and will not
       (A) require approval of the equity owners or the holders of any indebtedness or obligations of such Person, (B) contravene any law or regulation applicable to or binding upon such Person or any of its properties, (C) contravene any provision of the constituent documents of such Person, (D) contravene or result in a breach of such Person or constitute a default under any instrument, indenture, agreement or other obligation to which such Person is a party or by which such Person or any of its assets may be bound, or (E) require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking of any other action by or in respect of, any governmental commission, authority or agency, or any other person or entity whether foreign or domestic.

              (x) Upon the execution and delivery by Maple and Maple Peru of the Maple Assignment Agreement, said agreement will constitute a legal, valid and binding obligation of such Persons enforceable against each of them in accordance with its terms.

              (xi) The Assigned Assets (as said term is defined in the Maple Assignment Agreement) constitute and include all agreements, rights and other assets (tangible or intangible) used or held for use by Maple, Maple Peru or their respective Affiliates in connection with the Project.

              (xii) Maple or Maple Peru, as applicable, has good title to all of the Assigned Assets, free and clear of any encumbrance, security interest, limitation or adverse claim of any kind.

              (xiii) True, correct and complete copies of all Project Agreements constituting a part of the "Assets" under the Maple Assignment Agreement (the "Assigned Agreements") have been made available when requested (either by copy or in the Maple data room in Lima, Peru) by Maple to each of the other Members prior to the date hereof. Each of the Assigned Agreements is valid, subsisting, in full force and effect and enforceable in accordance with its terms. Neither Maple nor Maple Peru is in default in any respect under any Assigned Agreement, nor is either such Person aware of any other default under, or of any event which with the giving of notice or the lapse of time or both could result in a default under, any Assigned Agreement. Neither Maple nor Maple Peru has received any notice from any other party to or issuing authority of any Assigned Agreement of the termination or revocation or threatened termination or revocation thereof, and neither Maple nor Maple Peru is aware of the occurrence of any event which would allow any such other party or authority to terminate or revoke any Assigned Agreement. Neither Maple nor Maple Peru will modify, amend, waive any provision of, or terminate any Assigned Agreement prior to the Closing without the prior written consent of the Management Committee.

              (xiv) All material permits, licenses, certificates, approvals, concessions and authorizations (the "Governmental Approvals"), and all easements and other surface, air and/or subsoil rights (the "Easement Rights"), required under existing laws for the construction, ownership and operation of the Project, and/or for the execution and performance of the Assigned Agreements and the Project Agreements including those listed on Exhibit 4.4(b) have either (A) been received or acquired, or
       (B)(1) are not required at the present time, and (2) are reasonably expected to be obtained in such a manner as to permit the timely performance of all obligations contained in the Assigned Agreements and the Project Agreements.

              (xv) The Project to date has been and is currently being executed in compliance with all applicable laws, regulations, Governmental Approvals and Easement Rights.

              (xvi) Except as described in Exhibit 14.15(a)(iv), there is no action, suit, proceeding or investigation pending or, to the best of Maple's knowledge, threatened against the Project.

              (xvii) Neither Maple nor, to the best of Maple's knowledge, any other Person has made any insurance claim in connection with the Project.

              (xviii) The Lease Contract for the Pucallpa Refinery and Sales Plant between Maple Peru and Petroleos del Peru-Petroperu S.A. (the "Lease Agreement") is valid, subsisting, in full force and effect and enforceable in accordance with its terms. Maple Peru is not in default in any respect under the Lease Agreement, nor is Maple or Maple Peru aware of any default under, or of any event which with the giving of notice or the lapse of time or both could result in a default under, the Lease Agreement. Neither Maple nor Maple Peru has received any notice from any other party to the Lease Agreement of the termination or threatened termination thereof, and neither Maple nor Maple Peru is aware of the occurrence of any event which would allow any such other party to terminate the Lease Agreement.

              (xix) The presently contemplated location for the power plant forming part of the Power Project is located within the "zone of influence" of the "Integral Aguaytia Project," within the meaning of the License. To the knowledge of Maple, the Limitada's acquisition, ownership and/or use of the presently contemplated Power Project site(s) will not violate any laws relating to "cultural wealth" (patrimonio cultural).

              (xxi) Except for such matters as are readily ascertainable from a field visit to the proposed location of any material Project facilities, Maple has accurately and completely disclosed to the other Members, or made available for review in its data room in Lima, Peru, all material information known to it regarding the Project which would be required in order to render its other disclosure not misleading, or the nondisclosure of which would otherwise be material to any Member.

       14.16 OBSERVANCE OF LAWS. (a) Each Member shall comply with, shall cause its Affiliates to comply with, and shall use all reasonable efforts to cause the Company to comply with, all applicable laws, rules, and regulations of Peru, the United States, or any other jurisdiction that are or may be applicable to the Project or the Company's business and the Members' and their Affiliates' activities in connection with the Project or such business, including, without limitation, the Foreign Corrupt Practices Act.

       (b) Each Member shall provide, on or before the 30th Day after notice from another Member so requesting, the requesting Member with certification to the effect that it has not, and its Affiliates have not, taken any action, directly or indirectly, in violation of the laws referenced in clause (a) above, including, without limitation, any laws dealing with illegal or improper payments, gifts or gratuities.

       14.17 DISCLOSURE OF INFORMATION. Each Member shall share with the other Members the results of all studies or analyses conducted by or for the benefit of such Member that involve the assessment of the feasibility or prospects for success of the Project or any portions thereof (to the extent such information has not already been communicated or distributed to the other Members). No Member shall knowingly share false or misleading information with another Member, but otherwise no Member shall have any liability in connection with any information it shares with the other Members.

       14.18 COMMUNICATIONS. Each Management Member shall, to the extent practicable, give the other Management Members timely notice of and an opportunity to participate in all material discussions relating to the Project with PeruPetro S.A., Peruvian governmental authorities and other third parties and shall, on a reasonable basis, provide all material information obtained from any such discussions to the Management Committee.

       14.19 SURVIVAL. The representations and warranties of the parties contained in this Agreement, any other Project Agreement or any certificate delivered pursuant hereto or thereto shall survive the Closing.

       IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                   MEMBERS:


                                   THE MAPLE GAS CORPORATION PERU LTD.

                                   By: /s/ REX W. CANON
                                      -----------------------------------
                                   Name: Rex W. Canon
                                        ---------------------------------
                                   Title: Vice President
                                         --------------------------------


                                   P.I.D.C. AGUAYTIA, L.L.C.

                                   By: /s/ JOHN T. SICKMAN
                                      -----------------------------------
                                   Name: John T. Sickman
                                        ---------------------------------
                                   Title: Vice President
                                         --------------------------------


                                   EPED AGUAYTIA COMPANY

                                   By: /s/ RANDOLPH L. WU
                                      -----------------------------------
                                   Name: Randolph L. Wu
                                        ---------------------------------
                                   Title: Sr. Vice President
                                         --------------------------------


                                   IGC AGUAYTIA PARTNERS, L.L.C.

                                   By: /s/ JON C. BANCKS
                                      -----------------------------------
                                   Name: Jon C. Bancks
                                        ---------------------------------
                                   Title: Business Development Manager
                                         --------------------------------

                                   SCUDDER LATIN AMERICAN POWER I-P, L.D.C.

                                   By: /s/ J. SCOTT SWENSEN
                                      -----------------------------------
                                   Name: J. Scott Swensen
                                        ---------------------------------
                                   Title: Lead Portfolio Manager
                                         --------------------------------


                                   PMDC AGUAYTIA, LTD.

                                   By: /s/ PAUL T. CHAMPAGNE
                                      -----------------------------------
                                   Name: Paul T. Champagne
                                        ---------------------------------
                                   Title: Vice President
                                         --------------------------------


                            ORGANIZATIONAL MEMBER

                                   THE MAPLE GAS CORPORATION

                                   By: /s/ REX W. CANON
                                      -----------------------------------
                                   Name: Rex W. Canon
                                        ---------------------------------
                                   Title: Executive Vice President
                                         --------------------------------

                                  ATTACHMENT I
                                  DEFINITIONS

       As used in the Agreement, the following terms have the following respective meanings set forth below or set forth in the provision of the Agreement following such term:

              $-refers to U.S. dollars.

              ACT-third recital.

              ADMINISTRATIVE SERVICES AGREEMENT-Section 4.4(j)(v).

              ADVANCED AMOUNT-Section 4.1(b).

              AFFECTED MEMBER-Section 10.1.

              AFFILIATE-with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person or (c) is under common ownership or control with first Person, where "own" means direct or indirect ownership of more than 50% of the equity interest or rights to distributions on account of equity of the Person and "control" means the direct or indirect power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that
       (i) the Company shall not be considered to be an Affiliate of a Member or of an Affiliate of a Member and (ii) with respect to Scudder, the term "Affiliate" shall include any equity funds managed by Scudder, Stevens & Clark, Inc.

              AGREEMENT-introductory paragraph.

              ARBITRATION NOTICE-Section 11.1(b).

              ASSIGNED AGREEMENTS-Section 14.15(b)(xiii).

              ASSIGNEE-any Person that acquires a Company Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 9.1(b)(ii). The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member's Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is the Person or Persons (if any) to whom such Bankrupt Member's Membership Interest is assigned by order of the bankruptcy court or other governmental authority having jurisdiction over such Bankruptcy; or, in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

              BANKRUPT MEMBER-any Member (a) that (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy,
       (iii) is adjudged a bankrupt or insolvent or has entered against the Member an order for relief in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a) or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's properties or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation has been commenced and 120 days have expired without dismissal or stay thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the decree or order making such appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

              BOARD APPROVAL-(a) with respect to Scudder, the approval by Scudder's Project Committee of the execution and delivery by Scudder of this Agreement and the performance by Scudder of its obligations hereunder and (ii) in the case of PMDC, the approval by both the Board of Directors of PMDC and the Unregulated Businesses Oversight Committee of PP&L Resources, Inc., a Pennsylvania corporation, of the execution and delivery by PMDC of this Agreement and the performance by PMDC of its obligations hereunder.

              BOOK VALUE-with respect to any asset, the adjusted basis of the asset for U.S. federal income tax purposes, adjusted as follows:

                     (a) The initial Book Value of any asset contributed to the Company by a Member shall be the fair market value of the asset as of the date of contribution. The Members agree that the Book Value of the Maple contribution in respect of the Maple Assignment identified on Exhibit A shall be $13,300,000.

                     (b) The Book Value of each asset shall be its respective fair market value, as of (i) the issuance of an Interest in the Company to a new or existing Member in exchange for a Capital Contribution, (ii) the distribution by the Company to a Member in liquidation of the Member's interest in the Company, and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

                     (c) The Book Value of each asset distributed to any Member will be the fair market value of the asset as of the date of distribution.

                     (d) The Book Value of each asset will be increased or decreased to reflect any adjustment to the adjusted basis of the asset under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m), provided that the Book Value will not be adjusted under this paragraph (d) to the extent that an adjustment under paragraph
              (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph
              (d).





                                  Attachment I

       Book Value will be adjusted by book depletion and depreciation, and gain or loss on a disposition of any asset shall be determined by reference to such asset's Book Value as adjusted herein. The determination of the fair market value of property shall be determined by the Management Committee using any reasonable method of valuation.

              BUDGET-Section 2.8(b).

              BUSINESS DAY-any day other than a Saturday, a Sunday or a holiday on which national banking associations in Dallas, Texas are required or permitted by law to be closed.

              BUYERS-Section 10.3.

              BUY-IN-PRICE-Section 3.2.

              BUYOUT EVENT-Section 10.1.

              BUY/SELL NOTICE-Section 6.4(b)(i).

              CAPITAL BUDGET-Section 2.8(b).

              CAPITAL CONTRIBUTION-with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contributions of his predecessors in interest.

              CAPITAL TRANSACTION-any transaction that results in the Company's receipt of cash or other consideration other than Capital Contributions, including proceeds of sales or exchanges or other Dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds, in each case that, in accordance with generally accepted accounting principles, are considered capital in nature.

              CASH MEMBERS-Maple (to the extent provided in the last sentence of Section 3.2), Panhandle, El Paso, Illinova, Scudder and PMDC.

              CERTIFICATE OF FORMATION-third recital.

              CHANGE OF CONTROL-(a) with respect to any Member other than Maple, that the Ultimate Parent of such Member on the date hereof has ceased to own, directly or indirectly, at least (i) 5 1% of the issued and outstanding voting equity interests of such Member, or 25% of such issued and outstanding equity interests if no single Person (or "group" of Persons as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and including the rules and regulations thereunder), other than the Ultimate Parent, owns more than 5% of the balance of such equity interests and (ii) 25% of the rights to distributions in respect of the issued and outstanding equity interests of such Member and (b) with respect to Maple, that Jack Hanks, Rex Canon, Tony Hines and Carlos Antonio de la Guerra Sison, as a group, have ceased to own, directly or indirectly, at least (i) 51% of the issued and outstanding voting equity interests of such Member, or 25% of such issued and outstanding equity interest if no single Person (or group" of Persons as such term is defined above), other than such identified individuals, owns





                                  Attachment I
       more than 5% of the balance of such equity interest and (ii) 25% of the rights to distribution in respect of the issued and outstanding equity interests of such Member. For purposes of this definition, the "Ultimate Parent" of a Member shall mean the Affiliate of such Member that is neither owned nor controlled by another Person and shall include any successors in interest by merger to such Affiliate; provided, however, that in the case of each of Panhandle, El Paso, Illinova and PMDC (each, an "Owner"), it is agreed that Panhandle International Development Corporation, El Paso Energy Development Company, Illinova Generating Company and Power Markets Development Company, respectively (each, a "First Tier Sub"), shall be considered to be the Ultimate Parent of their respective Owners, so long as the respective Entities that would, but for this proviso, be their Ultimate Parents (each, an "Ultimate Parent Owner"), owns, directly or indirectly, (x) 51% of the issued and outstanding voting equity interests of their respective First Tier Subs, or 25% of such issued and outstanding voting equity interests if no single Person (or "group" of Persons as such term is defined above), other than their respective Ultimate Parent Owners, own more than 5% of the balance of such equity interests and (y) 25% of the rights to distributions in respect of the issued and outstanding equity interests of their respective First Tier Subs (where the terms "own" and "control" shall have the meanings given such terms in the definition of the term "Affiliate").

              CLOSING-Section 4.3 (a).

              CLOSING DATE-Section 4.3(a).

              CLOSING DATE CAPITAL CONTRIBUTIONS-Section 4.3(a).

              CODE-the United States Internal Revenue Code of 1986, and any successor statute, as amended from time to time.

              COMMENCEMENT OF COMMERCIAL OPERATIONS-the date on which all of the conditions for transfer of care, custody and control from the contractors under the EPC Agreements have been satisfied.

              COMMITMENT-subject in each case to adjustments on account of Dispositions of Company Interests permitted by this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring a Company Interest from such a Member, the amount specified for that Member as its Commitment on Exhibit A, and
       (b) in the case of a Member purchasing a Company Interest issued pursuant to Section 3.3, the Commitment established pursuant thereto.

              COMPANY-third recital.

              COMPANY INTEREST-an interest in the Company, which shall include Units or other Company Securities, and any rights attendant thereto, including the right to a share of the income, gain, loss, deduction and/or credits of, and the right to receive distributions from, the Company.

              COMPANY OPTION PERIOD-Section 10.2.


                                  Attachment I

              COMPANY PROJECTS-Section 6.3(b)(iii)(A).

              COMPANY SECURITIES-Section 3.3(a).

              CONFIDENTIAL INFORMATION-Section 3.5(b).

              CONTINUATION ELECTION-Section 12.1(b).

              DAY-a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the first succeeding Business Day.

              DEADLOCK-Section 6.4.

              DEBT PROCEEDS-Section 5.1(b).

              DEFAULT NOTICE-Section 4.3(c)(i).

              DEFAULT RATE-a rate per annum equal to the lesser of (a) 4% plus a rate per annum equal to the rate per annum that is equal to the interest rate published in the Wall Street Journal under the heading "Money Rates" on the Day in question (or if the Wall Street Journal was not published on such Day, the first Day immediately prior to such Day for which a Wall Street Journal was published) or (b) the maximum rate permitted by applicable law.

              DISPOSE, DISPOSING OR DISPOSITION-with respect to any asset (including Company Interests or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an Entity, (i) a merger or consolidation of such Entity, (ii) a conversion of such Entity into another type of Entity, or (iii) a distribution of such asset in connection with the dissolution, liquidation, winding-up or termination of such Entity (unless, in the case of dissolution, such Entity's business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

              DISPOSING MEMBER-Section 9.1(c)(i).

              DISPOSITION NOTICE-Section 9.1(c)(i).

              DISPUTE-Section 11.1(a).

              DISPUTING PARTY -Section 11.1(a).

              DISSOLUTION EVENT-Section 12.1(a).

              EASEMENT RIGHTS-Section 14.15(b)(xiv).





                                  Attachment I

              EL PASO-introductory paragraph.

              ENCUMBER, ENCUMBERING, OR ENCUMBRANCE-the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

              ENTITY-any corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

              EPC AGREEMENTS-Section 4.4(j).

              EXCESS FINANCING PROCEEDS-Section 5.2(b).

              EXERCISE NOTICE-Section 9.1(c)(i).

              EXPEL, EXPELLED OR EXPULSION-the expulsion or removal of a Member from the Company.

              FAIR MARKET VALUE-Section 10.3.

              GAS PROJECT-second recital.

              GAS PROJECT EPC AGREEMENT-Section 4.4(j)(i).

              GAS PROJECT O&M AGREEMENT-Section 4.4(j)(iv).

              GOVERNMENTAL APPROVALS-Section 14.15(b)(xiv).

              GUARANTY LETTER-the guaranty letter furnished by each Cash Member other than Maple and Scudder pursuant to Section 4.1(d).

              ILLINOVA-introductory paragraph.

              INITIAL ADVANCED AMOUNT-Section 4.1(a)(ii).

              INITIAL FUNDING DEFAULT NOTICE-Section 4.5(a).

              INITIAL MEMBERS-Maple, Panhandle, El Paso, Illinova, Scudder and PMDC.

              INITIATING MEMBER-Section 6.4(b)(i).

              LEASE AGREEMENT-Section 14.15(b)(xviii).

              LEGAL STABILITY AGREEMENTS-Section 4.4(j)(vii).

              LICENSE-first recital.

              LIMITADA-Section 2.5(b).





                                  Attachment I

              LIMITADA CONTRIBUTIONS-Section 5.1(b).

              MAJORITY VOTE-Section 6.1(b).

              MANAGEMENT COMMITTEE-Section 6.1(a).

              MANAGEMENT MEMBERS-Section 6.1(a).

              MAPLE-introductory paragraph.

              MAPLE ASSIGNMENT-Section 4.2(b).

              MAPLE ASSIGNMENT AGREEMENT-Section 4.2(b).

              MAPLE ASSIGNMENT APPROVALS-Section 14.15(a)(ii).

              MAPLE PERU-first recital.

              MEMBER-the Initial Members, the Organizational Member, any Person hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

              NATURAL GASOLINE PURCHASE AGREEMENT-Section 4.4(j)(vi).

              NET CAPITAL PROCEEDS-the proceeds received by the Company in connection with a Capital Transaction after the payment of costs and expenses incurred by the Company in connection with such Capital Transaction, including brokers' commissions, loan fees, loan payments, other closing costs and the cost of any alteration, improvement, restoration or repair of any Company property necessitated by or incurred in connection with such Capital Transaction and, if the Capital Transaction is a financing or refinancing, after the payment of any Company indebtedness that is repaid in connection with such financing or refinancing.

              NET CASH FLOW-all Net Capital Proceeds (other than Net Capital Proceeds attributable to the TCW Financing, a Project Financing Transaction or a Capital Transaction that is entered into in connection with or which will result in the dissolution, winding up and termination of the Company) and ail cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the Management Committee. Net Cash Flow shall not include proceeds or costs included in the determination of Net Capital Proceeds but shall be increased by the reduction of any reserve previously established.

              NGL-second recital.

              NON-BUDGETED CAPITAL ITEMS-Section 6.1(b)(i)(D).

              NOTIFYING PARTY-Section 4.6(a).





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
              OPERATING BUDGET-Section 2.8(b).

              OPIC-Section 4.4(l).

              ORGANIZATIONAL MEMBER-introductory paragraph.

              ORIGINAL L.L.C. AGREEMENT-third recital.

              OUTSTANDING means, with respect to Units or other Company Securities, all Units or other Company Securities that are issued by the Company and reflected as outstanding on the Company's books and records as of the date of determination.

              PANHANDLE-introductory paragraph.

              PERSON-any natural person or Entity.

              PERUVIAN TAX BENEFITS-Section 5.1(b).

              PERUVIAN TAX SAVINGS-Section 5.1(b).

              PMDC-introductory paragraph.

              POWER PLANT EPC AGREEMENT-Section 4.4(j)(ii).

              POWER PROJECT-second recital.

              POWER PROJECT O&M AGREEMENT-Section 4.3(b)(ix).

              PRO RATA-with respect to the Members or any subgroup thereof, in accordance with their relative Sharing Ratios or on such other basis as the Members (or applicable subgroup thereof) may all agree.

              PROCEEDING-Section 7.1.

              PROFIT and LOSS-for each fiscal year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with the principles of Code
       Section 703(a), with the following adjustments:

                     (a) all items of income, gain, loss and deduction required to be stated separately pursuant to the principles of Code Section 703(a)(1) shall be included in computing taxable income or loss;

                     (b) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

                     (c)    any expenditures of the Company described in Code
              Section 705(a)(2)(B) (or treated as such pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not





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              otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

                     (d) gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the property;

                     (e) in lieu of the depletion, depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account depreciation or amortization as determined for book purposes by reference to the Book Value of property; and

                     (f) if the Book Value of an asset of the Company is adjusted, any increase or decrease in the Book Value of the asset as a result of the adjustment shall be treated as gain or loss, respectively, from the disposition of the asset and shall be taken into account in computing Profit or Loss.

              PROJECT-second recital.

              PROJECT AGREEMENTS-the Agreement, the License, the organizational agreements for the Limitada, the Maple Assignment Agreement, the EPC Agreements, the Legal Stability Agreements, the Gas Project O&M Agreement, the Power Project O&M Agreement, the Administrative Services Agreement, the Natural Gasoline Purchase Agreement, the Guaranty Letters, the Governmental Approvals, the Easement Rights and the contract of insurance between the Company and OPIC.

              PROJECT FINANCING TRANSACTION-Section 4.9(a).

              PUHCA-EXEMPTION EVENT-Section 6.1(j).

              PUHCA-RESTRICTED MEMBER-Section 6.1(j).

              PURCHASE PRICE-Section 10.3.

              PURCHASING MEMBER-Section 9.1(c)(i).

              QUALIFIED GUARANTOR-when used with respect to a Member, an Entity whose long-term senior unsecured debt is rated investment grade or better by one of Standard & Poor's Corporation, Moody's Investor's Service or Duff & Phelps, or their respective successors and assigns to the extent the primary business of any such successor or assign is the rating of debt securities of corporate and other issues.

              QUALIFYING SECURITY ARRANGEMENT-(i) as used in Section 3.1(c) with respect to Scudder, a legal opinion similar in form and content to the Scudder Legal Opinion, (ii) as used in Section 3.1(c) with respect to a Member other than Scudder, a guaranty letter or agreement that is issued by a Qualified Guarantor and is reasonably acceptable to the Management Committee and (iii) as used in Sections 3.2 and 4.1(a) in the case of Maple, either (A) a guarantee of Banco Wiese, Ltd. in substantially the form of Exhibit 4.1(d)-l hereto or (B) a guarantee from a Qualified Guarantor or other Entity reasonably acceptable to the Management Committee in





                                  Attachment I
       substantially the form of Exhibit 4.1(d)-1 hereto, in either case guaranteeing the payment by Maple of the cash Capital Contributions required to be made by it pursuant to this Agreement (it being agreed that the cash Capital Contributions required to be made by Maple shall not include amounts previously funded).

              RELATED GAS PROJECTS-Section 6.3(b)(iii)(B).

              REPRESENTATIVE-Section 6.1(a).

              RESIGN, RESIGNING OR RESIGNATION-the resignation, withdrawal or retirement of a Member from the Company as a member. Such terms shall not include any Dispositions of Company Interests (which are governed by Section 9.1), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

              RESPONDING MEMBER-Section 6.4(b)(i).

              RESTRICTED FINANCING PROCEEDS-Section 5.2.

              SCUDDER-introductory paragraph.

              SCUDDER LEGAL OPINION-Section 3.1(a).

              SECOND NOTICE-Section 6.4(b)(ii).

              SECRETARY OF STATE-the Secretary of State of the State of
       Delaware.

              SELLER-Section 10.3.

              SHARING RATIO-as of the date of determination, (a) as to any Member or Assignee holding Units, the quotient of the number of Units held by such Member or Assignee divided by the total number of all Units then Outstanding; provided, however, that following the issuance of any additional Company Securities (other than Units) in accordance with the terms hereof, proper adjustment shall be made by the Management Committee to the Sharing Ratio represented by each Unit to reflect such issuance, and (b) as to the holders of the additional Company Securities (other than Units) issued by the Company in accordance with Section 3.3(a), the Sharing Ratio established as a part of such issuance.

              SUBJECT AMOUNT-Section 4.10(a).

              SUBJECT INTEREST-that portion of the Company Interest of Maple which is attributable to the 20,000 Units received by Maple pursuant to
       Section 4.1(a).

              SUBSCRIPTION AGREEMENT-Section 14.15(a)(v).

              TAX SAVINGS DISTRIBUTION-Section 5.1(b).

              TCW FINANCING-Section 4.4(q).





                                  Attachment I
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              TRANSMISSION FACILITIES EPC AGREEMENT-Section 4.4(j)(iii).

              TREASURY REGULATIONS-the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

              UNIT-means a Company Interest of a Member or Assignee representing a fractional part of the Company Interests of all Members and Assignees and having the rights and obligations specified with respect to Units in this Agreement.





                                  Attachment I
                                    Page 11